EXHIBIT 10.1
------------



                           U.S. $150,000,000


                    Multicurrency Credit Agreement


                              Dated as of


                           November 25, 1997


                                 Among


                    LaSalle Partners Incorporated,


                     The Guarantors Party Hereto,


                        The Banks Party Hereto,


                                  and


                     Harris Trust and Savings Bank
                               as Agent

                           Table of Contents

         (This Table of Contents is not part of the Agreement)



                                                               Page

Section 1.            The Revolving Credit. . . . . . . . . . .   1

    Section 1.1.      The Loan Commitment . . . . . . . . . . .   1
    Section 1.2.      Letters of Credit . . . . . . . . . . . .   1
    Section 1.3.      Applicable Interest Rates . . . . . . . .   3
    Section 1.4.      Minimum Borrowing Amounts . . . . . . . .   5
    Section 1.5.      Manner of Borrowing Loans and
                      Designating Interest Rates Applicable
                      to Loans. . . . . . . . . . . . . . . . .   6
    Section 1.6.      Interest Periods. . . . . . . . . . . . .   8
    Section 1.7.      Maturity of Loans.. . . . . . . . . . . .   9
    Section 1.8.      Prepayments.. . . . . . . . . . . . . . .   9
    Section 1.9.      Default Rate. . . . . . . . . . . . . . .   9
    Section 1.10.     The Notes.. . . . . . . . . . . . . . . .  10
    Section 1.11.     Funding Indemnity.. . . . . . . . . . . .  10
    Section 1.12.     Commitment Terminations . . . . . . . . .  11

Section 2.            Fees. . . . . . . . . . . . . . . . . . .  11

    Section 2.1.      Fees. . . . . . . . . . . . . . . . . . .  11

Section 3.            Place and Application of Payments . . . .  12

    Section 3.1.      Place and Application of Payments . . . .  12

Section 4.            Definitions; Interpretation . . . . . . .  13

    Section 4.1.      Definitions . . . . . . . . . . . . . . .  13
    Section 4.2.      Interpretation. . . . . . . . . . . . . .  22

Section 5.            Representations and Warranties. . . . . .  22

    Section 5.1.      Corporate Organization and Authority. . .  22
    Section 5.2.      Subsidiaries. . . . . . . . . . . . . . .  22
    Section 5.3.      Corporate Authority and Validity
                      of Obligations. . . . . . . . . . . . . .  23
    Section 5.4.      Financial Statements. . . . . . . . . . .  23
    Section 5.5.      No Litigation; No Labor Controversies . .  24
    Section 5.6.      Taxes . . . . . . . . . . . . . . . . . .  24
    Section 5.7.      Approvals . . . . . . . . . . . . . . . .  24
    Section 5.8.      ERISA . . . . . . . . . . . . . . . . . .  24
    Section 5.9.      Government Regulation . . . . . . . . . .  25
    Section 5.10.     Margin Stock. . . . . . . . . . . . . . .  25


















                                 - i -


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    Section 5.11.     Licenses and Authorizations;
                      Compliance with Environmental
                      and Health Laws . . . . . . . . . . . . .  25
    Section 5.12.     Ownership of Property; Liens. . . . . . .  26
    Section 5.13.     No Burdensome Restrictions;
                      Compliance with Agreements. . . . . . . .  26
    Section 5.14.     Accuracy of Information . . . . . . . . .  26

Section 6.            Conditions Precedent. . . . . . . . . . .  26

    Section 6.1.      Initial Credit Event. . . . . . . . . . .  26
    Section 6.2.      All Credit Events . . . . . . . . . . . .  27

Section 7.            Covenants . . . . . . . . . . . . . . . .  28

    Section 7.1.      Corporate Existence; Subsidiaries . . . .  28
    Section 7.2.      Maintenance . . . . . . . . . . . . . . .  28
    Section 7.3.      Taxes . . . . . . . . . . . . . . . . . .  29
    Section 7.4.      ERISA . . . . . . . . . . . . . . . . . .  29
    Section 7.5.      Insurance . . . . . . . . . . . . . . . .  29
    Section 7.6.      Financial Reports and Other Information .  29
    Section 7.7.      Bank Inspection Rights. . . . . . . . . .  31
    Section 7.8.      Conduct of Business . . . . . . . . . . .  31
    Section 7.9.      Liens . . . . . . . . . . . . . . . . . .  31
    Section 7.10.     Use of Proceeds; Regulation U . . . . . .  32
    Section 7.11.     Sales and Leasebacks. . . . . . . . . . .  33
    Section 7.12.     Mergers, Consolidations and Sales of Assets33
    Section 7.13.     Use of Property and Facilities;
                      Environmental and Health and
                      Safety Laws . . . . . . . . . . . . . . .  34
    Section 7.14.     Investments, Acquisitions, Loans,
                      Advances and Guaranties . . . . . . . . .  35
    Section 7.15.     Consolidated Net Worth. . . . . . . . . .  36
    Section 7.16.     Funded Debt to EBITDA . . . . . . . . . .  37
    Section 7.17.     Fixed Charge Coverage Ratio.. . . . . . .  37
    Section 7.18.     Dividends and Other Shareholder
                      Distributions . . . . . . . . . . . . . .  37
    Section 7.19.     Indebtedness. . . . . . . . . . . . . . .  37
    Section 7.20.     Transactions with Affiliates. . . . . . .  38
    Section 7.21.     Compliance with Laws. . . . . . . . . . .  38
    Section 7.22.     Additional Guarantors . . . . . . . . . .  38

Section 8.            Events of Default and Remedies. . . . . .  40

    Section 8.1.      Events of Default . . . . . . . . . . . .  40
    Section 8.2.      Non-Bankruptcy Defaults . . . . . . . . .  41
    Section 8.3.      Bankruptcy Defaults . . . . . . . . . . .  42
    Section 8.4.      Collateral for Undrawn Letters of Credit.  42
    Section 8.5.      Notice of Default . . . . . . . . . . . .  43
    Section 8.6.      Expenses. . . . . . . . . . . . . . . . .  43

Section 9.            Change in Circumstances . . . . . . . . .  43

















                                - ii -


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    Section 9.1.      Change of Law . . . . . . . . . . . . . .  43
    Section 9.2.      Unavailability of Deposits or
                      Inability to Ascertain, or
                      Inadequacy of, LIBOR. . . . . . . . . . .  43
    Section 9.3.      Increased Cost and Reduced Return . . . .  44
    Section 9.4.      Lending Offices . . . . . . . . . . . . .  45
    Section 9.5.      Discretion of Bank as to Manner of Funding 45

Section 10.           The Agent . . . . . . . . . . . . . . . .  45

    Section 10.1.     Appointment and Authorization of Agent. .  45
    Section 10.2.     Agent and its Affiliates. . . . . . . . .  46
    Section 10.3.     Action by Agent . . . . . . . . . . . . .  46
    Section 10.4.     Consultation with Experts . . . . . . . .  46
    Section 10.5.     Liability of Agent; Credit Decision . . .  46
    Section 10.6.     Indemnity . . . . . . . . . . . . . . . .  47
    Section 10.7.     Resignation of Agent and Successor Agent.  47

Section 11.           The Guarantees. . . . . . . . . . . . . .  48

    Section 11.1.     The Guarantees. . . . . . . . . . . . . .  48
    Section 11.2.     Guarantee Unconditional . . . . . . . . .  48
    Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. . 49
    Section 11.4.     Waivers . . . . . . . . . . . . . . . . .  49
    Section 11.5.     Limit on Recovery . . . . . . . . . . . .  50
    Section 11.6.     Stay of Acceleration. . . . . . . . . . .  50

Section 12.           Miscellaneous . . . . . . . . . . . . . .  50

    Section 12.1.     Withholding Taxes . . . . . . . . . . . .  50
    Section 12.2.     No Waiver of Rights . . . . . . . . . . .  51
    Section 12.3.     Non-Business Day. . . . . . . . . . . . .  51
    Section 12.4.     Documentary Taxes . . . . . . . . . . . .  52
    Section 12.5.     Survival of Representations . . . . . . .  52
    Section 12.6.     Survival of Indemnities . . . . . . . . .  52
    Section 12.7.     Sharing of Set-Off. . . . . . . . . . . .  52
    Section 12.8.     Notices . . . . . . . . . . . . . . . . .  52
    Section 12.9.     Counterparts. . . . . . . . . . . . . . .  53
    Section 12.10.    Successors and Assigns. . . . . . . . . .  53
    Section 12.11.    Participants. . . . . . . . . . . . . . .  53
    Section 12.12.    Assignment of Commitments by Banks. . . .  54
    Section 12.13.    Amendments. . . . . . . . . . . . . . . .  54
    Section 12.14.    Headings. . . . . . . . . . . . . . . . .  55
    Section 12.15.    Legal Fees, Other Costs and Indemnification55
    Section 12.16.    Set Off . . . . . . . . . . . . . . . . .  55
    Section 12.17.    Currency. . . . . . . . . . . . . . . . .  56
    Section 12.18.    Entire Agreement. . . . . . . . . . . . .  56





















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    Section 12.19.    Governing Law . . . . . . . . . . . . . .  56
    Section 12.20.    Submission to Jurisdiction;
                      Waiver of Jury Trial. . . . . . . . . . .  56
    Section 12.21.    Limitation of Liability . . . . . . . . .  57
    Section 12.22.    Confidentiality . . . . . . . . . . . . .  57

Signature             . . . . . . . . . . . . . . . . . . . . .  58


EXHIBITS

     A     -     Form of Note
     B     -     Form of Compliance Certificate
     C     -     Form of Legal Opinion of Counsel to the Borrower
                 and Guarantors
     D     -     Form of Subsidiary Guarantee Agreement


Schedule 1.2          Existing Letters of Credit
Schedule 5.2          Guarantors
Schedule 7.9          Existing Liens
Schedule 7.14         Existing Investments

                    MULTICURRENCY CREDIT AGREEMENT


     This Multicurrency Credit Agreement, dated as of November 25, 1997, is among LaSalle Partners Incorporated, a Maryland corporation (the "Borrower"), the Guarantors (as hereinafter defined) party hereto, the banks from time to time party hereto (each a "Bank" and, collectively, the "Banks") and Harris Trust and Savings Bank, as Agent.

SECTION 1.  THE REVOLVING CREDIT.

     SECTION 1.1. THE LOAN COMMITMENT. Subject to the terms and conditions hereof, each Bank severally agrees to make a loan or loans (individually a "Loan" and collectively "Loans") to the Borrower from time to time on a revolving basis in U.S. Dollars and Alternative Currencies in an aggregate outstanding Original Dollar Amount up to the amount of its commitment set forth on the applicable signature page hereof (its "Commitment" and, cumulatively for all the Banks, the "Commitments"), subject to any reductions thereof pursuant to the terms hereof, before the Termination Date. The sum of the aggregate Original Dollar Amount of Loans and of L/C Obligations at any time outstanding shall not exceed the Commitments in effect at such time. The sum of the aggregate Original Dollar Amount of all Loans denominated in an Alternative Currency at any times outstanding shall not exceed $40,000,000. Each Borrowing of Loans shall be made ratably from the Banks in proportion to their respective Percentages. As provided in Section 1.5(a) hereof, the Borrower may elect that each Borrowing of Loans denominated in U.S. Dollars be either Domestic Rate Loans or Eurocurrency Loans. All Loans denominated in an Alternative Currency shall be Eurocurrency Loans. Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof.

     SECTION 1.2. LETTERS OF CREDIT. (A) GENERAL TERMS. Subject to the terms and conditions hereof, as part of the Revolving Credit the Agent shall issue standby letters of credit (each a "Letter of Credit") for the Borrower's account in U.S. Dollars in an aggregate undrawn face amount up to $20,000,000, provided that the aggregate L/C Obligations at any time outstanding shall not exceed the difference between the Commitments in effect at such time and the aggregate Original Dollar Amount of Loans then outstanding. Notwithstanding anything herein to the contrary, those certain letters of credit issued for the account of one of the Partnerships by Harris Trust and Savings Bank and listed on Schedule 1.2 hereof (the "Existing Letters of Credit") shall each constitute a "Letter of Credit" herein for all purposes of this Agreement with the Borrower as the applicant therefor, to the same extent, and with the same force and effect as if the Existing Letters of Credit had been issued under this Agreement at the request of the Borrower. Each Letter of Credit shall be issued by the Agent, but each Bank shall be obligated to reimburse the Agent for its Percentage of the amount of each drawing thereunder and, accordingly, the undrawn face amount of each Letter of Credit shall constitute usage of the Commitment of each Bank pro rata in accordance with each Bank's Percentage.

     (b) APPLICATIONS. At any time before the Termination Date, the Agent shall, at the request of the Borrower, issue one or more Letters of Credit, in a form satisfactory to the Agent, with expiration dates no later than the earlier of (i) one year after the date of its issuance or (ii) the Termination Date, in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form customarily prescribed by the Agent for a standby letter of credit (each an "Application"). Notwithstanding anything contained in any Application to the contrary (i) the Borrower's obligation to pay fees in connection with each Letter of Credit shall be as exclusively set forth in
Section 2.1(b) hereof, (ii) except during the continuance of an Event of Default, the Agent will not call for the funding by the Borrower of any amount under a Letter of Credit, or any other form of collateral security for the Borrower's obligations in connection with such Letter of Credit, before being presented with a drawing thereunder, and (iii) if the Agent is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower's obligation to reimburse the Agent for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2% plus the Domestic Rate from time to time in effect. The Agent agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of the Borrower subject to the conditions of Section 6.2 and the other terms of this Section 1.2.

     (c) THE REIMBURSEMENT OBLIGATIONS. Subject to Section 1.2(b) hereof, the obligation of the Borrower to reimburse the Agent for all drawings under a Letter of Credit (a "Reimbursement Obligation") shall be governed by the Application related to such Letter of Credit, except that reimbursement of each drawing shall be made in immediately available funds at the Agent's principal office in Chicago, Illinois by no later than 12:00 Noon (Chicago time) on the date when each drawing is paid or, if such drawing was paid after 11:30 a.m. (Chicago time), by the end of such day. If the Borrower does not make any such reimbursement payment on the date due and the Participating Banks fund their participations therein in the manner set forth in Section 1.2(d) below, then all payments thereafter received by the Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.2(d) below.

     (d) THE PARTICIPATING INTERESTS. Each Bank (other than the Bank then acting as Agent in issuing Letters of Credit) severally agrees to purchase from the Agent, and the Agent hereby agrees to sell to each such Bank (a "Participating Bank"), an undivided percentage participating interest (a "Participating Interest"), to the extent of its Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the Agent. Upon any failure by the Borrower to pay any Reimbursement Obligation at the time required on the date due, as set forth in Section 1.2(c) above, or if the Agent is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Bank shall, not later than the Business Day it receives a request from the Agent to such effect, if such request is received before 1:00 p.m. (Chicago time), or not later than the following Business Day, if such certificate is received after such time, pay to the Agent an amount equal to its Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by the Agent to the date of such payment by such Participating Bank at a rate per annum equal to (i) from the date the related payment was made by the Agent to the date two (2) Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Domestic Rate in effect for each such day. Each such Participating Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the Agent retaining its Percentage as a Bank hereunder.

     The several obligations of the Participating Banks to the Agent under this Section 1.2 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever (except, without limiting the Borrower's obligations under each Application, to the extent the Borrower is relieved from its obligation to reimburse the Agent for a drawing under a Letter of Credit because of the Agent's gross negligence or willful misconduct in determining that documents received under the Letter of Credit comply with the terms thereof) and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrower, the Agent, any other Bank or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Bank, and each payment by a Participating Bank under this Section 1.2 shall be made without any offset, abatement, withholding or reduction whatsoever. The Agent shall be entitled to offset amounts received for the account of a Bank under this Agreement against unpaid amounts due from such Bank to the Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Agent by any Bank arising outside this Agreement.

     (e) INDEMNIFICATION. The Participating Banks shall, to the extent of their respective Percentages, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with any Letter of Credit. The obligations of the Participating Banks under this
Section 1.2(e) and all other parts of this Section 1.2 shall survive termination of this Agreement and of all other L/C Documents.

     SECTION 1.3. APPLICABLE INTEREST RATES. (A) DOMESTIC RATE LOANS. Each Domestic Rate Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurocurrency Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Domestic Rate from time to time in effect, payable on the last day of its Interest Period and at maturity (whether by acceleration or otherwise).

     "Domestic Rate" means for any day the greater of:

           (i) the rate of interest announced by the Agent from time to time as its prime commercial rate, or equivalent, as in effect on such day, with any change in the Domestic Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate; and

           (ii) the sum of (x) the rate determined by the Agent to be the prevailing rate per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business
Day) for the purchase at face value of overnight Federal Funds in an amount comparable to the principal amount owed to the Banks for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).


     (b) EUROCURRENCY LOANS. Each Eurocurrency Loan made or maintained by a Bank shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Domestic Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Eurocurrency Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

     "Adjusted LIBOR" means, for any Borrowing of Eurocurrency Loans, a rate per annum determined in accordance with the following formula:

     Adjusted LIBOR =                 LIBOR
                      -----------------------------------
                      1 - Eurocurrency Reserve Percentage

     "LIBOR" means, for an Interest Period for a Borrowing of Eurocurrency Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the average rate of interest per annum (rounded upwards, if necessary, to the nearest one hundred-thousandth of a percentage point) at which deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurocurrency market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of such Borrowing.

     "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars or the relevant Alternative Currency, as appropriate, for a period equal to such Interest Period, which appears on the appropriate Telerate Page for such currency, as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

     "Telerate Page" means the page designated on the Telerate Service (or such other service as may be nominated by the British Bankers' Association as the information vendor) for the purpose of displaying British Bankers' Association Interest Settlement Rates for the applicable currency.

     "Eurocurrency Reserve Percentage" means, for any Borrowing of Eurocurrency Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on "eurocurrency liabilities", as defined in such Board's Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Bank to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurocurrency Loans shall be deemed to be "eurocurrency liabilities" as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

     "Eurocurrency Margin" means 0.625% per annum until the first Pricing Date and thereafter from one Pricing Date to the next a rate per annum determined in accordance with the following schedule:

     Funded Debt to EBITDA Ratio
     ---------------------------
     for such Pricing Date:                  Eurocurrency Margin:
     ---------------------                   -------------------

     1.  Less than or equal to 3.0 to 1.0         0.625%

     2.  Greater than 3.0 to 1.0,                 0.875%


     (c) RATE DETERMINATIONS. The Agent shall determine each interest rate applicable to the Loans, and a reasonable determination thereof by the Agent shall be conclusive and binding except in the case of manifest error or willful misconduct. The Original Dollar Amount of each Eurocurrency Loan denominated in an Alternative Currency shall be determined or redetermined, as applicable, effective as of the first day of each Interest Period applicable to such Loan.

     SECTION 1.4. MINIMUM BORROWING AMOUNTS. Each Borrowing of Domestic Rate Loans shall be in an amount not less than $500,000 and in integral multiples of $100,000. Each Borrowing of Eurocurrency Loans shall be in an amount not less than an Original Dollar Amount of $1,700,000 and in integral multiple of 100,000 units of the relevant currency as would have the Original Dollar Amount most closely approximating $100,000 or an integral multiple thereof.

     SECTION 1.5.  MANNER OF BORROWING LOANS AND DESIGNATING INTEREST
RATES APPLICABLE TO LOANS. (A) NOTICE TO THE AGENT. The Borrower shall give notice to the Agent by no later than 12:00 noon (Chicago time) (i) at least four (4) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurocurrency Loans denominated in an Alternative Currency, (ii) at least three (3) Business Days before the date on which the Borrower requests the Banks to advance a Borrowing of Eurocurrency Loans denominated in U.S. Dollars and (iii) on the date the Borrower requests the Banks to advance a Borrowing of Domestic Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 1.4's minimum amount requirement for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurocurrency Loans for an Interest Period or Interest Periods specified by the Borrower or, if such Eurocurrency Loan is denominated in U.S. Dollars, convert part or all of such Borrowing into Domestic Rate Loans, (ii) if such Borrowing is of Domestic Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in U.S. Dollars for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation, or conversion of a Borrowing to the Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars for an additional Interest Period or of the conversion of part or all of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars into Domestic Rate Loans or of Domestic Rate Loans into Eurocurrency Loans must be given by no later than 12:00 noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. Notices of the continuation of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency must be given no later than 12:00 noon (Chicago time) at least four (4) Business Days before the requested continuation. All such notices concerning the advance, continuation, or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the currency and Interest Period applicable thereto. The Borrower agrees that the Agent may rely on any such telephonic or telecopy notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Agent has acted in reliance thereon.

     (b) NOTICE TO THE BANKS. The Agent shall give prompt telephonic or telecopy notice to each Bank of any notice from the Borrower received pursuant to Section 1.5.(a) above.

The Agent shall give notice to the Borrower and each Bank by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans and, if such Borrowing is denominated in an Alternative Currency, shall give notice by such means to the Borrower and each Bank of the Original Dollar Amount thereof.

     (c) BORROWER'S FAILURE TO NOTIFY. Any outstanding Borrowing of Domestic Rate Loans shall, subject to Section 6.2 hereof, automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower has notified the Agent within the period required by Section 1.5(a) that it intends to convert such Borrowing into a Borrowing of Eurocurrency Loans or notifies the Agent within the period required by Section 1.8(a) that it intends to prepay such Borrowing. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in U.S. Dollars before the last day of its then current Interest Period within the period required by
Section 1.5(a) and has not notified the Agent within the period required by
Section 1.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Domestic Rate Loans, subject to Section 6.2 hereof. If the Borrower fails to give notice pursuant to Section 1.5(a) above of the continuation of any outstanding principal amount of a Borrowing of Eurocurrency Loans denominated in an Alternative Currency before the last day of its then current Interest Period within the period required by Section 1.5(a) and has not notified the Agent within the period required by Section 1.8(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be continued as a Borrowing of Eurocurrency Loans in the same Alternative Currency with an Interest Period of one month, subject to Section 6.2 hereof, including the application of Section 1.4 and of the restrictions contained in the definition of Interest Period.

     (d) DISBURSEMENT OF LOANS. Not later than 11:00 a.m. (Chicago time) on the date of any requested advance of a new Borrowing of Eurocurrency Loans, and not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing of Domestic Rate Loans, subject to Section 6 hereof, each Bank shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Agent in Chicago, Illinois, except that if such Borrowing is denominated in an Alternative Currency each Bank shall, subject to Section 1.3(c) and Section 6, make available its Loan comprising part of such Borrowing at such office as the Agent has previously specified in a notice to each Bank, in such funds as are then customary for the settlement of international transactions in such currency and no later than such local time as is necessary for such funds to be received and transferred to the Borrower for same day value on the date of the Borrowing. The Agent shall make available to the Borrower Loans denominated in U.S. Dollars at the Agent's principal office in Chicago, Illinois and Loans denominated in Alternative Currencies at such office as the Agent has previously agreed to with the Borrower, in each case in the type of funds received by the Agent from the Banks.

     (e) AGENT RELIANCE ON BANK FUNDING. Unless the Agent shall have been notified by a Bank before the date on which such Bank is scheduled to make payment to the Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Bank does not intend to make such payment, the Agent may assume that such Bank has made such payment when due and the Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Bank and, if any Bank has not in fact made such payment to the Agent, such Bank shall, on demand, pay to the Agent the amount made available to the Borrower attributable to such Bank together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Bank pays such amount to the Agent at a rate per annum equal to the Federal Funds Rate or, in the case of a Loan denominated in an Alternative Currency, the cost to the Agent of funding the amount it advanced to fund such Bank's Loan, as determined by the Agent. If such amount is not received from such Bank by the Agent immediately upon demand, the Borrower will, on demand, repay to the Agent the proceeds of the Loan attributable to such Bank with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under
Section 1.11 hereof, so that the Borrower will have no liability under such Section with respect to such payment.

     SECTION 1.6. INTEREST PERIODS. As provided in Section 1.5(a) hereof, at the time of each request to advance, continue, or create by conversion a Borrowing of Eurocurrency Loans, the Borrower shall select an Interest Period applicable to such Loans from among the available options. The term "Interest Period" means the period commencing on the date a Borrowing of Loans is advanced, continued, or created by conversion and ending: (a) in the case of Domestic Rate Loans, on the last day of the calendar quarter in which such Borrowing is advanced, continued, or created by conversion (or on the last day of the following quarter if such Loan is advanced, continued or created by conversion on the last day of a calendar quarter), and (b) in the case of Eurocurrency Loans, 1, 2, 3, or 6 months thereafter; provided, however, that:

           (a) any Interest Period for a Borrowing of Domestic Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;

           (b) for any Borrowing of Eurocurrency Loans, the Borrower may not select an Interest Period that extends beyond the Termination Date;

           (c) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurocurrency Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

           (d) for purposes of determining an Interest Period for a Borrowing of Eurocurrency Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

     SECTION 1.7. MATURITY OF LOANS. Each Loan shall mature and become due and payable by the Borrower on the Termination Date.

     SECTION 1.8. PREPAYMENTS. (A) OPTIONAL. The Borrower may prepay without premium or penalty and in whole or in part (but, if in part, then:
(i) if such Borrowing is of Domestic Rate Loans, in an amount not less than $500,000, (ii) if such Borrowing is of Eurocurrency Loans denominated in U.S. Dollars, in an amount not less than $1,000,000, (iii) if such Borrowing is denominated in an Alternative Currency, an amount for which the U.S. Dollar Equivalent is not less than $1,000,000 and (iv) in an amount such that the minimum amount required for a Borrowing pursuant to
Section 1.4 hereof remains outstanding) any Borrowing of Eurocurrency Loans upon three Business Days' (or, if such Eurocurrency Loan is denominated in an Alternative Currency, upon four Business Days') prior notice to the Agent or, in the case of a Borrowing of Domestic Rate Loans, notice delivered to the Agent no later than 12:00 noon (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of a prepayment of a Eurocurrency Loan, accrued interest thereon to the date fixed for prepayment; provided that in the case of any such prepayment of Eurocurrency Loans, such prepayment shall be accompanied by amounts owing under Section 1.11 hereof.

The Agent will promptly advise each Bank of any such prepayment notice it receives from the Borrower. Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

     (b) MANDATORY. (i) No later than the Business Day occurring immediately after the day on which the Borrower receives proceeds from the sale (including a liquidating dividend) of all or any portion of any Investment permitted under Section 7.14(k), the Borrower shall make a mandatory prepayment of the Loans in the amount of such proceeds.

           (ii) If on any March 31, June 30, September 30 or December 31 occurring after the date hereof the sum of (i) the U.S. Dollar Equivalent of all outstanding Loans hereunder and (ii) the L/C Obligations exceeds the Commitments as then in effect, the Borrower shall immediately prepay Loans in an aggregate amount such that after giving effect thereto the sum of (i) the U.S. Dollar Equivalent of all outstanding Loans hereunder and (ii) the outstanding L/C Obligations is less than or equal to the Commitments as then in effect.

     SECTION 1.9. DEFAULT RATE. If any payment of principal on any Loan is not made when due (whether by acceleration or otherwise), such Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the Domestic Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

           (a) for any Domestic Rate Loan, the sum of two percent (2%) plus the Domestic Rate from time to time in effect; and

           (b) for any Eurocurrency Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, if such Loan is denominated in U.S. Dollars, at a rate per annum equal to the sum of two percent (2%) plus the Domestic Rate from time to time in effect or, if such Loan is denominated in an Alternative Currency, at a rate per annum equal to the sum of the Eurocurrency Margin, plus two percent (2%) plus the rate of interest per annum as determined by the Agent (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) at which overnight or weekend deposits (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than one month as the Agent may elect in its absolute discretion) of the relevant Alternative Currency for delivery in immediately available and freely transferable funds would be offered by the Agent to major banks in the interbank market upon request of such major banks for the applicable period as determined above and in an amount comparable to the unpaid principal amount of any such Eurocurrency Loan (or, if the Agent is not placing deposits in such currency in the interbank market , then the Agent's cost of funds in such currency for such period).

     SECTION 1.10. THE NOTES. (a) The Loans made to the Borrower by a Bank shall be evidenced by a single promissory note of the Borrower issued to such Bank in the form of Exhibit A hereto. Each such promissory note is hereinafter referred to as a "Note" and collectively such promissory notes are referred to as the "Notes."

     (b) Each Bank shall record on its books and records or on a schedule to its Note the amount of each Loan advanced, continued, or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurocurrency Loan, the Interest Period, the currency in which such Loan is denominated, and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Bank or on a schedule to any Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Bank to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans made to it hereunder together with accrued interest thereon. At the request of any Bank and upon such Bank tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such Bank to replace any outstanding Note, and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

     SECTION 1.11. FUNDING INDEMNITY. If any Bank shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Bank to fund or maintain any Eurocurrency Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Bank) as a result of:

           (a) any payment, prepayment or conversion of a Eurocurrency Loan on a date other than the last day of its Interest Period,

           (b) any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow or continue a Eurocurrency Loan, or to convert a Domestic Rate Loan into a Eurocurrency Loan, on the date specified in a notice given pursuant to Section 1.5(a) or established pursuant to Section 1.5(c) hereof,

           (c) any failure by the Borrower to make any payment of principal on any Eurocurrency Loan when due (whether by acceleration or otherwise), or

           (d) any acceleration of the maturity of a Eurocurrency Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Bank, the Borrower shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense. If any Bank makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Bank setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be conclusive absent manifest error.

     SECTION 1.12. COMMITMENT TERMINATIONS. The Borrower shall have the right at any time and from time to time, upon five (5) Business Days' prior written notice to the Agent, to terminate the Commitments without premium or penalty, in whole or in part, any partial termination to be (i) in an amount not less than $2,500,000, and (ii) allocated ratably among the Banks in proportion to their respective Percentages, provided that the Commitments may not be reduced to an amount less than the sum of the Original Dollar Amount of all Loans and all L/C Obligations then outstanding. The Borrower shall have the right at any time and from time to time, by notice to the Agent, to reduce or terminate the Letter of Credit Commitment without premium or penalty, in whole or in part; provided that the Letter of Credit Commitment may not be reduced to an amount less than all L/C Obligations then outstanding. Any such termination of the Letter of Credit Commitment shall not reduce the Commitments unless the Borrower elects to do so in the manner provided in the preceding sentence. The Agent shall give prompt notice to each Bank of any such termination of Commitments. Any termination of Commitments pursuant to this Section 1.12 may not be reinstated.


SECTION 2.  FEES.

     SECTION 2.1. FEES. (A) COMMITMENT FEE. For the period from the Effective Date to and including the Termination Date, the Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a commitment fee accruing at the rate (the "Commitment Fee Rate") of 0.15% per annum on the average daily Unused Commitments, payable in arrears on December 31, 1997, on the last day of each calendar quarter thereafter and on the Termination Date, unless the Commitments are terminated in whole on an earlier date, in which event the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination.

     (b) LETTER OF CREDIT FEES. On the date of issuance or extension, or increase in the amount, of any Standby Letter of Credit pursuant to
Section 1.2 hereof, the Borrower shall pay to the Agent an issuance fee equal to 0.10% of the face amount of (or of the increase in the face amount of) such Letter of Credit. Quarterly in arrears, on the last day of each calendar quarter, commencing on December 31, 1997, the Borrower shall pay to the Agent, for the ratable benefit of the Banks in accordance with their Percentages, a letter of credit fee at a rate per annum equal to the Eurodollar Margin in effect during each day of such quarter applied to the daily average face amount of Standby Letters of Credit outstanding during such quarter.

     (c) CLOSING FEES. On the Effective Date the Borrower shall pay to the Agent for the ratable account of the Banks in accordance with their Percentages a closing fee equal to 1/10 of 1% (0.10%) of the Commitments.

     (d) AGENT FEES. The Borrower shall pay to the Agent the fees agreed to between the Agent and the Borrower in a letter dated
September 25, 1997 or as otherwise subsequently agreed between them.

     (e) FEE CALCULATIONS. All fees payable under this Section 2.1 shall be computed on the basis of a year of 365 or 366 days, as applicable, for the actual number of days elapsed.


SECTION 3.  PLACE AND APPLICATION OF PAYMENTS

     SECTION 3.1. PLACE AND APPLICATION OF PAYMENTS. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other amounts payable by the Borrower under this Agreement, shall be made by the Borrower to the Agent by no later than 12:00 Noon (Chicago time) on the due date thereof at the principal office of the Agent in Chicago, Illinois (or such other location in the State of Illinois as the Agent may designate to the Borrower) or, if such payment is to be made in an Alternative Currency, no later than 12:00 noon local time at the place of payment to such office as the Agent has previously specified in a notice to the Borrower for the benefit of the Person or Persons entitled thereto. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made (i) in U.S. Dollars, in immediately available funds at the place of payment, or (ii) in the case of amounts payable hereunder in an Alternative Currency, in such Alternative Currency in such funds then customary for the settlement of international transactions in such currency, in each case without setoff or counterclaim. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or commitment fees ratably to the Banks and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 4.  DEFINITIONS; INTERPRETATION.

     SECTION 4.1. DEFINITIONS;. The following terms when used herein have the following meanings:

     "Account" is defined in Section 8.4(b) hereof.

     "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or at least a majority of the partnership interests of any partnership.

     "Adjusted LIBOR" is defined in Section 1.3(b) hereof.

     "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with their correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event for purposes of this definition: (i) any Person which owns directly or indirectly 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and executive officer of the Borrower or any Subsidiary shall be deemed an Affiliate of the Borrower and each Subsidiary.

     "Agent" means Harris Trust and Savings Bank and any successor pursuant to Section 10.7 hereof.

     "Alternative Currency" means any of Belgian Francs, Deutsche Marks, Dutch Guilders, Japanese Yen, Pound Sterling, Spanish Pesetas, Australian Dollars, Canadian Dollars, French Francs, Italian Lira, Swiss Francs and Mexican Pesos, in each case for so long as such currency is readily available to all the Banks and is freely transferable and freely convertible to U.S. Dollars and the Dow Jones Telerate Service or Reuters monitor Money Rates Service (or any successor to either) reports a LIBOR for such currency for interest periods of one, two, three and six calendar months; provided that if any Bank provides written notice to the Borrower (with a copy to the Agent) that any currency control or other exchange regulations are imposed in the country in which any such Alternative Currency is issued and that in the reasonable opinion of such Bank funding a Loan in such currency is impractical, then such currency shall cease to be an Alternative Currency hereunder until such time as all the Banks reinstate such country's currency as an Alternative Currency.

     "Application" is defined in Section 1.2(b) hereof.

     "Authorized Representative" means those persons shown on the list of officers provided by the Borrower pursuant to Section 6.1(g) hereof, or on any updated such list provided by the Borrower to the Agent, or any further or different officer of the Borrower so named by any Authorized
Representative of the Borrower in a written notice to the Agent.

     "Bank" is defined in the first paragraph of this Agreement and includes the Agent in its capacity as issuer of Letters of Credit and holder of L/C Obligations after giving effect to each Participating Bank's interest therein.

     "Borrower" means LaSalle Partners Incorporated, a Maryland corporation.

     "Borrowing" means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Banks on a single date and for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Banks according to their Percentages. A Borrowing is "advanced" on the day Banks advance funds comprising such Borrowing to the Borrower, is "continued" on the day a new Interest Period for the same type of Loans commences for such Borrowing, and is "converted" on the day such Borrowing is changed from one type of Loan to the other, all as requested by the Borrower pursuant to Section 1.5(a).

     "Business Day" means any day other than a Saturday or Sunday on which Banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan, on which banks are dealing in U.S. Dollar deposits or the relevant Alternative Currency in the interbank market in London, England and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency Loan denominated in an Alternative Currency, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Loan are to be made.

     "Capital Lease" means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

     "Capitalized Lease Obligations" means, for any Person, the amount of such Person's liabilities under Capital Leases determined at any date in accordance with GAAP.

     "Change of Control" means at any time:

           (i) any Person becomes the beneficial owner of securities of the Borrower representing 30% or more of the then outstanding Voting Stock of the Borrower; or

           (ii) during any period of twenty-four consecutive months beginning after the date of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Borrower (the "Board"), together with any new director (other than a director designated by a person who has entered into an agreement with the Borrower to effect a transaction described in clause (i) of this Change of Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

     For purposes of the definition of Change of Control Event, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Borrower or any Wholly-Owned Subsidiary, or (ii) any person who, as of the date of this Agreement, was the Beneficial Owner of securities of the Borrower representing 20% or more of the combined voting power.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commitment Fee Rate" is defined in Section 2.1(a) hereof.

     "Commitments" is defined in Section 1.1 hereof.

     "Compliance Certificate" means a certificate in the form of Exhibit C hereto.

     "Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower and its Restricted Subsidiaries for such period computed on a consolidated basis in accordance with GAAP, but excluding any extraordinary profits or losses.

     "Consolidated Net Worth" means, as of the date of any determination thereof, the amount reflected as stockholders' equity upon a consolidated balance sheet of the Borrower and its Restricted Subsidiaries for such date computed on a consolidated basis in accordance with GAAP.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

     "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Credit Documents" means this Agreement, the Notes, the Applications, the Letters of Credit, each Subsidiary Guarantee Agreement delivered to the Agent pursuant to Section 7.1 hereof and any security agreement delivered pursuant to Section 7.22 hereof.

     "Credit Event" means the advancing of any Loan, the continuation of or conversion into a Eurocurrency Loan denominated in an Alternative Currency, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

     "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

     "Domestic Rate" is defined in Section 1.3(a) hereof.

     "Domestic Rate Loan" means a Loan bearing interest prior to maturity at a rate specified in Section 1.3(a) hereof.

     "Domestic Subsidiary" shall mean any Subsidiary which is not a Foreign Subsidiary.

     "EBITDA" means, for any period, Consolidated Net Income for such period plus all amounts deducted in arriving at such Consolidated Net Income amount for such period for (i) Interest Expense, (ii) federal, state and local income tax expense and (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets on the books of the Borrower and its Restricted Subsidiaries.

     "Effective Date" means the date hereof.

     "Environmental and Health Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, judgments, permits and other governmental rules or restrictions relating to human health, safety (including without limitation occupational safety and health standards), or the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance into the environment, including without limitation ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, wastes or any other controlled or regulated substance or the clean-up or other remediation thereof.

     "ERISA" is defined in Section 5.8 hereof.

     "Eurocurrency Loan" means a Loan bearing interest prior to maturity at the rate specified in Section 1.3(b) hereof.

     "Eurocurrency Margin" is defined in Section 1.3(b) hereof.

     "Eurocurrency Reserve Percentage" is defined in Section 1.3(b) hereof.

     "Event of Default" means any of the events or circumstances specified in Section 8.1 hereof.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Existing Credit Agreement" means the Credit Agreement dated as of September 6, 1996, among LaSalle Partners Management Limited Partnership, LaSalle Partners Limited Partnership, the Banks referred to therein and Harris Trust and Savings Bank, as agent, as amended and supplemented.

     "Fixed Charge Coverage Ratio" means as of the last day of any calendar quarter the ratio of EBITDA less capital expenditures (as defined in GAAP) for the four calendar quarters of the Borrower then ended to the sum of (i) Interest Expense for the same four calendar quarters, (ii) the aggregate principal amount of dividends and other distributions on the capital stock of the Borrower for the same four calendar quarters, (iii) 20% of the average daily aggregate principal amount of Loans outstanding during the same four calendar quarters and (iv) that portion of long-term Indebtedness (not including the Loans) of the Borrower or any of its Restricted Subsidiaries which is due and payable during the same four calendar quarters.

     "Federal Funds Rate" means the fluctuating interest rate per annum described in part (x) of clause (ii) of the definition of Domestic Rate in
Section 1.3(a) hereof.

     "Foreign Subsidiary" shall mean each Subsidiary of the Borrower which is organized under the laws of a jurisdiction other than the United States of America or any State thereof.

     "GAAP" means generally accepted accounting principles as in effect on the Effective Date, applied by the Borrower and its Subsidiaries on a basis consistent with the preparation of the Borrower's financial statements furnished to the Banks as described in Section 5.4 hereof.

     "Guarantor" means (i) LaSalle Partners Limited Partnership, a
Delaware limited partnership, LaSalle Partners Management Limited Partnership, a Delaware limited partnership, LaSalle Partners Corporate & Financial Services, Inc., a Maryland corporation, LaSalle Partners Management Services, Inc., a Maryland corporation, LaSalle Advisors Capital Management, Inc., a Maryland corporation, LaSalle Partners International, Inc., a Delaware corporation, LP International, a limited liability company, a Wyoming limited liability company, LaSalle Partners Co-Investment, Inc., a Maryland corporation, (ii) any other Domestic Subsidiary which becomes a direct Subsidiary of the Borrower and (iii) any other Subsidiary of the Borrower designated by the Borrower as a Guarantor as required by Section 7.22 hereof.

     "Guaranty" by any Person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such

Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other financial obligation (including, without limitation, limited or full recourse obligations in connection with sales of receivables or any other Property) of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such
Person: (i) to purchase such Indebtedness or obligation or any Property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any obligation shall be deemed to be equal to the maximum aggregate amount of such obligation at the time the amount of the Guaranty is being determined or, if the Guaranty is limited to less than the full amount of such obligation, the maximum aggregate potential liability under the terms of the Guaranty at the time the amount of the Guaranty is being determined.

     "Hazardous Material" means any substance or material which is hazardous or toxic, and includes, without limitation, (a) asbestos, polychlorinated biphenyls, dioxins and petroleum or its by-products or derivatives (including crude oil or any fraction thereof) and (b) any other material or substance classified or regulated as "hazardous" or "toxic" pursuant to any Environmental and Health Law.

     "Indebtedness" means for any Person, (i) obligations of such Person for borrowed money, (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable arising in the ordinary course of business on terms customary in the trade,
(iii) obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or pursuant to letters of credit issued for such Person's account, (iv) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (v) Capitalized Lease Obligations of such Person and (vi) obligations for which such Person is obligated pursuant to a Guaranty.

     "Interest Expense" means, for any period, the sum of all interest charges of the Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

     "Interest Period" is defined in Section 1.6 hereof.

     "Investment" is defined in Section 7.14 hereof.

     "L/C Documents" means the Letters of Credit, any draft or other document presented in connection with a drawing thereunder, the Applications and this Agreement.

     "L/C Obligations" means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

     "Lending Office" is defined in Section 9.4 hereof.

     "Letter of Credit" is defined in Section 1.2(a) hereof.

     "LIBOR" is defined in Section 1.3(b) hereof.

     "Lien" means any interest in Property securing an obligation owed to a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes. The term "Lien" shall also include survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties. For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a "Lien."

     "Loan" is defined in Section 1.1(a) hereof and, as so defined, includes a Domestic Rate Loan or Eurocurrency Loan, each of which is a "type" of Loan hereunder.

     "Material Adverse Effect" means a material and adverse effect on the business, operations, Property or financial or other condition of the Borrower and its Subsidiaries, taken as a whole.

     "Note" is defined in Section 1.10(a) hereof.

     "Obligations" means all fees payable hereunder, all obligations of the Borrower to pay principal or interest on Loans and L/C Obligations, and all other payment obligations of the Borrower arising under or in relation to any Credit Document.

     "Original Dollar Amount" means the amount of any Obligation denominated in U.S. Dollars and, in relation to any Loan denominated in an Alternative Currency, the U.S. Dollar Equivalent of such Loan on the day it is advanced or continued for an Interest Period.

     "Participating Bank" is defined in Section 1.2(d) hereof.

     "Participating Interest" is defined in Section 1.2(d) hereof.

     "Partnerships" means collectively, LaSalle Partners Limited
Partnership, a Delaware Limited Partnership and LaSalle Partners Management Limited Partnership, a Delaware Limited Partnership, predecessors to the Borrower.

     "Percentage" means, for each Bank, the percentage of the Commitments represented by such Bank's Commitment or, if the Commitments have been terminated, the percentage held by such Bank (including through participation interests in L/C Obligations) of the aggregate principal amount of all outstanding Obligations.

     "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

     "Plan" means at any time an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (i) maintained by a member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "PBGC" is defined in Section 5.8 hereof.

     "Pricing Date" means, for any fiscal quarter of the Borrower ended after the date hereof, the latest date by which the Borrower is required to deliver a Compliance Certificate for such fiscal quarter pursuant to
Section 7.6(b). The Eurodollar Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrower has not delivered a Compliance Certificate by the date such Compliance Certificate is required to be delivered under Section 7.6(b), until a Compliance Certificate is delivered before the next Pricing Date, the Eurodollar Margin shall be 0.875% per annum. If the Borrower subsequently delivers such a Compliance Certificate before the next Pricing Date, the Eurodollar Margin and Commitment Fee Rate established by such late delivered Compliance Certificate shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Eurodollar Margin established by a Compliance Certificate shall be in effect from the Pricing Date that occurs immediately after the end of the Borrower's fiscal quarter covered by such Compliance Certificate until the next Pricing Date.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, whether now owned or hereafter acquired.

     "Reimbursement Obligation" is defined in Section 1.2(c) hereof.

     "Required Banks" means, as of the date of determination thereof, three or more Banks holding at least 51% of the Percentages.

     "Restricted Subsidiary" means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

     "SEC" means the Securities and Exchange Commission.

     "Security" has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

     "Set-Off" is defined in Section 11.7 hereof.

     "Subordinated Indebtedness" means any Indebtedness which is subordinated in right of payment to the prior payment of the Loans and other Obligations, in a principal amount and pursuant to documentation, containing interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms in form and substance satisfactory to the Banks.

     "Subsidiary" means, as to the Borrower, a corporation, partnership or other entity that, under GAAP, is included in the consolidated financial statements of the Borrower.

     "Subsidiary Guarantee Agreement" means a letter to the Agent in the form of Exhibit D hereto executed by a Subsidiary whereby it acknowledges it is party hereto as a Guarantor under Section 11 hereof.

     "Termination Date" means November 25, 2002.

     "Total Funded Debt" means all Indebtedness of the Borrower and its Restricted Subsidiaries determined without duplication on a consolidated basis.

     "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

     "Unrestricted Subsidiary" means any Subsidiary of the Borrower (other than a Guarantor) which (i) is established for the sole purpose of investing in real estate and real estate related assets including notes and other securities and (ii) is designated by the Borrower (with prior written notice to the Agent) to be an Unrestricted Subsidiary; provided that no Subsidiary may be an Unrestricted Subsidiary for more than 180 days.

     "Unused Commitments" means, at any time, the difference between the Commitments then in effect and the aggregate outstanding principal amount of Loans and L/C Obligations.

     "U.S. Dollars" and "$" each means the lawful currency of the United States of America.

     "U.S. Dollar Equivalent" means the amount of U.S. Dollars which would be realized by converting an Alternative Currency into U.S. Dollars in the spot market at the exchange rate quoted to the Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the date on which a computation thereof is required to be made, by major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such Alternative Currency.

     "Voting Stock" of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

     "Welfare Plan" means a "welfare plan", as defined in Section 3(1) of ERISA.

     "Wholly-Owned" when used in connection with any Subsidiary of the Borrower means a Subsidiary of which all of the issued and outstanding shares of stock or other equity interests (other than directors' qualifying shares as required by law) shall be owned by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.


     SECTION 4.2. INTERPRETATION. The foregoing definitions shall be equally applicable to both the singular and plural forms of the terms defined. All references to times of day in this Agreement shall be references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except (i) where such principles are inconsistent with the specific provisions of this Agreement and (ii) compliance with Sections 7.16 and 7.17 hereof for any period prior to July 22, 1997 will be determined for the Borrower as if the Partnerships were the Borrower.


SECTION 5.  REPRESENTATIONS AND WARRANTIES.

     The Borrower hereby represents and warrants to each Bank as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, as follows:

     SECTION 5.1. CORPORATE ORGANIZATION AND AUTHORITY. The Borrower is duly organized and existing in good standing under the laws of the State of Maryland; has all necessary corporate power to carry on its present business; and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.2. SUBSIDIARIES. Schedule 5.2 (as updated from time to time pursuant to Section 7.1) hereto identifies each Guarantor, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or equity interests, as the case may be, owned by the Borrower and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the
number of shares of each class issued and outstanding.   Except to the
extent that would not reasonably be expected to have a Material Adverse Effect, each Subsidiary is duly incorporated or formed and existing in good standing as a corporation, limited partnership, limited liability company or other entity under the laws of the jurisdiction of its incorporation or formation, has all necessary corporate or other power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary. All of the issued and outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and, if such Subsidiary is a corporation, nonassessable except as set forth on Schedule 5.2 hereto. All such shares owned by the Borrower are owned beneficially, and of record, free of any Lien. Each direct Domestic Subsidiary of the Borrower is a Guarantor.

     SECTION 5.3. CORPORATE AUTHORITY AND VALIDITY OF OBLIGATIONS. The Borrower has full power and authority to enter into this Agreement and the other Credit Documents to which it is a party, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to apply for the issuance of the Letters of Credit, and to perform all of its obligations under the Credit Documents to which it is a party. Each Guarantor has full power and authority to enter into this Agreement as a signatory hereto or pursuant to a Subsidiary Guarantee Agreement and to perform all of its obligations hereunder. Each Credit Document to which the Borrower is a party has been duly authorized, executed and delivered by the Borrower and constitutes valid and binding obligations of the Borrower in accordance with its terms. Each Credit Document to which a Guarantor is a party has been duly authorized, executed and delivered by such Guarantor and constitutes valid and binding obligations of such Guarantor in accordance with its terms. No Credit Document to which the Borrower is a party, nor the performance or observance by the Borrower of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of the Borrower or (individually or in the aggregate) any material Contractual Obligation of or binding upon the Borrower or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of the Borrower. No Credit Document to which a Guarantor is a party, nor the performance or observance by such Guarantor of any of the matters or things therein provided for, contravenes any provision of law or any charter or by-law provision of such Guarantor or (individually or in the aggregate) any material Contractual Obligation of or binding upon such Guarantor or any of its Properties or results in or requires the creation or imposition of any Lien on any of the Properties or revenues of such Guarantor.

     SECTION 5.4. FINANCIAL STATEMENTS. All financial statements heretofore delivered to the Banks showing historical performance of the Partnerships for each of the Partnerships' fiscal years ending on or before December 31, 1996, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with that of the previous fiscal year. Each of such financial statements fairly presents on a consolidated basis the financial condition of the Partnerships and their Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby. The Partnerships and their Subsidiaries had, as of the date of the relevant financial statements no material contingent liabilities other than those disclosed in such financial statements referred to in this Section 5.4 or in comments or footnotes thereto, or in any report supplementary thereto, heretofore furnished to the Banks. The unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries as at September 30, 1997, and the related consolidated statements of income, retained earnings and cash flows of the Borrower and its Subsidiaries for the nine (9) months then ended (including periods prior to the acquisition of the Partnerships by the Borrower), heretofore furnished to the Banks, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at said date and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither the Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section
7.6 hereof.   Since September 30, 1997, there has been no material adverse change in the business, operations, Property or financial or other condition, or business prospects, of the Borrower and its Subsidiaries on a consolidated basis.

     SECTION 5.5. NO LITIGATION; NO LABOR CONTROVERSIES. (a) There is no litigation or governmental proceeding pending, or to the knowledge of the Borrower or any Guarantor threatened, against the Borrower or any Subsidiary which, if adversely determined, would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

     (b) There are no labor controversies pending or, to the best knowledge of the Borrower or any Guarantor, threatened against the Borrower or any Subsidiary which would reasonably be expected (insofar as the Borrower may reasonably foresee) to have a Material Adverse Effect.

     SECTION 5.6. TAXES. The Borrower and its Subsidiaries have filed all United States federal tax returns, and all other tax returns, required to be filed and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of the Borrower and its Subsidiaries on a consolidated basis taken as a whole. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries for any taxes or other governmental charges are adequate.

     SECTION 5.7. APPROVALS. No authorization, consent, license, exemption, filing or registration with any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Borrower or any Subsidiary or from any other Person, is necessary to the valid execution, delivery or performance by the Borrower or any Subsidiary of any Credit Document to which it is a party except for such approvals and consents which have been obtained and are in full force and effect.

     SECTION 5.8. ERISA. With respect to each Plan, the Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with the Employee Retirement

Income Security Act of 1974, as amended ("ERISA"), and with the Code to the extent applicable to it and has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities for any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     SECTION 5.9. GOVERNMENT REGULATION. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or to the extent a Subsidiary is an "investment company," it is properly registered with the SEC.

     SECTION 5.10. MARGIN STOCK. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of purchasing or carrying margin stock ("margin stock" to have the same meaning herein as in Regulation U of the Board of Governors of the Federal Reserve System). The Borrower will not use the proceeds of any Loan or Letter of Credit in a manner that violates any provision of Regulation U or X of the Board of Governors of the Federal Reserve System.

     SECTION 5.11.  LICENSES AND AUTHORIZATIONS; COMPLIANCE WITH
ENVIRONMENTAL AND HEALTH LAWS.  (a) The Borrower and each of its
Subsidiaries has all necessary licenses, permits and governmental authorizations to own and operate its Properties and to carry on its business as currently conducted and contemplated, except to the extent the failure to have such licenses, permits or authorizations would not reasonably be expected to have a Material Adverse Effect.

     (b) To the best of the Borrower's and each Guarantor's knowledge, the business and operations of the Borrower and each Subsidiary comply in all respects with all applicable Environmental and Health Laws, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect.

     (c) Neither the Borrower nor any Subsidiary has given, nor is it required to give, nor has it received, any notice, letter, citation, order, warning, complaint, inquiry, claim or demand to or from any governmental entity or in connection with any court proceeding with respect to a matter which would reasonably be expected to have a Material Adverse Effect claiming that: (i) the Borrower or any Subsidiary has violated, or is about to violate, any Environmental and Health Law; (ii) there has been a release, or there is a threat of release, of Hazardous Materials from the Borrower's or any Subsidiary's Property, facilities, equipment or vehicles;
(iii) the Borrower or any Subsidiary may be or is liable, in whole or in part, for the costs of cleaning up, remediating or responding to a release of Hazardous Materials; or (iv) any of the Borrower's or any Subsidiary's property or assets are subject to a Lien in favor of any governmental entity for any liability, costs or damages, under any Environmental and Health Law arising from, or costs incurred by such governmental entity in response to, a release of a Hazardous Materials.

     SECTION 5.12. OWNERSHIP OF PROPERTY; LIENS. The Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property owned or leased by it, and good title to or valid leasehold interests in all its other Property. None of the Borrower's real property is subject to any Lien or Capitalized Lease Obligation except as permitted in Section 7.9, and none of the Borrower's or any Restricted Subsidiary's other Property is subject to any Lien, except as permitted in Section 7.9.

     SECTION 5.13.  NO BURDENSOME RESTRICTIONS; COMPLIANCE WITH
AGREEMENTS. Neither the Borrower nor any Subsidiary is (a) party or subject to any law, regulation, rule or order, or any Contractual Obligation that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect or (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default would reasonably be expected to have a Material Adverse Effect.

     SECTION 5.14. ACCURACY OF INFORMATION. No information, exhibit or report furnished by the Borrower to any Bank or the Agent in connection with a Loan or Letter of Credit or the negotiation of the Credit Documents contained any material misstatement of fact or omitted to state any fact necessary to make the statements contained therein not misleading.

SECTION 6.  CONDITIONS PRECEDENT.

     The obligation of each Bank to advance, continue, or convert any Loan, or of the Agent to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit, shall be subject to the following conditions precedent:

     SECTION 6.1. INITIAL CREDIT EVENT. Before or concurrently with the first Credit Event:

           (a) The Agent shall have received for each Bank the favorable written opinion of Hagan & Associates, counsel to the Borrower and Guarantors substantially in the form of Exhibit C hereto;

           (b) The Agent shall have received for each Bank copies of (i) the Certificate of Incorporation, together with all amendments, and a certificate of good standing, for the Borrower, both certified as of a date not earlier than 20 days prior to the date hereof by the appropriate governmental officer of the Borrower's jurisdiction of incorporation and
(ii) the Borrower's bylaws and any amendments thereto, certified in each instance by its secretary or an assistant secretary;

           (c) The Agent shall have received copies of the partnership agreements of each Guarantor that is a partnership, certified by a general partner or other duly authorized officer thereof to be a true, correct and complete copy thereof;

           (d) The Agent shall have received copies of the Certificate of Incorporation and bylaws of each Guarantor that is a corporation, certified in each instance by its secretary or an assistant secretary;

           (e) The Agent shall have received copies, certified by the secretary or assistant secretary of each Guarantor that is a corporation, and of each corporate general partner in the case of each Guarantor that is a partnership having a corporation as its general partner, of its board of directors' resolutions authorizing the execution of the Credit Documents;

           (f) The Agent shall have received certificates, executed by a general partner of each Guarantor that is a partnership, and by the secretary or assistant secretary of each Guarantor that is a corporation, and of each corporate general partner in the case of each Guarantor that is a partnership having a corporation as its general partner, which shall identify by name and title and bear the signature of the partners or officers authorized to sign the Credit Documents;

           (g) The Agent shall have received for each Bank such Bank's duly executed Note of the Borrower dated the date hereof and otherwise in compliance with the provisions of Section 1.10(a) hereof;

           (h) The Agent shall have received for each Bank a list of the Borrower's Authorized Representatives;

           (i) All legal matters incident to the execution and delivery of the Credit Documents shall be satisfactory to the Banks; and

           (j) The Existing Credit Agreement shall have been terminated and all amounts payable thereunder shall have been paid or shall be paid with the proceeds of such initial Credit Event and Harris Trust and Savings Bank, as Agent, shall have released any Liens granted to it in connection with the Existing Credit Agreement.

     SECTION 6.2. ALL CREDIT EVENTS. As of the time of each Credit Event hereunder:

           (a) In the case of a Borrowing, the Agent shall have received the notice required by Section 1.5 hereof, in the case of the issuance of any Letter of Credit the Agent shall have received a duly completed Application for a Letter of Credit and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Agent;

           (b) In the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding (after giving effect to concurrent repayment of Loans), (ii) a Borrowing of Eurocurrency Loans denominated in an Alternative Currency or (iii) the increase in or issuance of a Letter of Credit, each of the representations and warranties set forth in Section 5 hereof shall be and remain true and correct in all material respects as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date, taking into account any amendments to such Section (including, without limitation, any amendments to the Schedules referenced therein) made after the date of this Agreement in accordance with the provision hereof;

           (c) In the case of (i) a Borrowing of Loans that would increase the aggregate principal amount of Loans outstanding (after giving effect to concurrent repayment of Loans), (ii) a Borrowing of Eurocurrency Loans denominated in an Alternative Currency or (iii) the increase in or issuance of a Letter of Credit, no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; and

           (d) Such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to any Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System).

     Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in paragraphs (b) and (c) of this Section 6.2.


SECTION 7.  COVENANTS.

     The Borrower covenants and agrees that, so long as any Note or any L/C Obligation is outstanding hereunder, or any Commitment is available to or in use by the Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Banks:

     SECTION 7.1. CORPORATE EXISTENCE; SUBSIDIARIES. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, preserve and maintain its existence, subject to the provisions of Section 7.12 hereof. As a condition to establishing or acquiring any direct Domestic Subsidiary the Borrower shall (i) cause such Domestic Subsidiary to execute a Subsidiary Guarantee Agreement, (ii) cause such Domestic Subsidiary to deliver documentation similar to that described in Section 6.1(a) through
(c) relating to the authorization for, execution and delivery of, and validity of such Domestic Subsidiary's obligations as a Guarantor hereunder and under the Subsidiary Guarantee Agreement in form and substance satisfactory to the Required Banks and (iii) deliver an updated
Schedule 5.2 to reflect the direct Domestic Subsidiary.

     SECTION 7.2. MAINTENANCE. The Borrower will maintain, preserve and keep its Property, necessary to the proper conduct of its business in reasonably good repair, working order and condition and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such plants, properties and equipment shall be reasonably preserved and maintained, and the Borrower will cause each of its Subsidiaries to do so in respect of Property owned or used by it; provided, however, that nothing in this Section 7.2 shall prevent the Borrower or a Subsidiary from discontinuing the operation or maintenance of any such Properties if such discontinuance would not reasonably be expected to have a Material Adverse Effect.

     SECTION 7.3. TAXES. The Borrower will duly pay and discharge, and will cause each of its Subsidiaries duly to pay and discharge, all taxes, assessments, and governmental charges or levies upon or against it or against its Properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower.

     SECTION 7.4. ERISA. The Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets and will promptly notify the Agent of (i) the occurrence of any reportable event (as defined in ERISA) affecting a Plan, other than any such event of which the PBGC has waived notice by regulation, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its or any of its Subsidiaries' intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event affecting any Plan which could result in the incurrence by the Borrower or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any of its Subsidiaries under any post-retirement Welfare Plan benefit. The Agent will promptly distribute to each Bank any notice it receives from the Borrower pursuant to this Section 7.4.

     SECTION 7.5. INSURANCE. The Borrower will maintain, and will cause each of its Subsidiaries to maintain, insurance with good and responsible insurance companies, covering insurable Property owned by it with respect to such risks as is consistent with sound business practice. The Borrower will upon request of any Bank furnish to such Bank a summary setting forth the nature and extent of the insurance maintained pursuant to this
Section 7.5.

     SECTION 7.6. FINANCIAL REPORTS AND OTHER INFORMATION. (a) The Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Banks and their respective duly authorized representatives such information respecting the business and financial condition of the Borrower and its Subsidiaries as any Bank may reasonably request; and without any request, the Borrower will furnish each of the following to each Bank:

           (i) within 45 days after the end of each of the first three quarterly fiscal periods of the Borrower, a copy of the Borrower's Form 10-Q Report filed with the SEC;

           (ii) within 90 days after the end of each fiscal year of the Borrower, a copy of the Borrower's Form 10-K Report filed with the SEC, prepared by the Borrower and containing or including as an exhibit thereto the Borrower's financial statements for such fiscal year as certified by independent public accountants of recognized national standing selected by the Borrower in accordance with GAAP with such accountants' unqualified opinion to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial position of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

           (iii) within the period provided in subsection (ii) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default with respect to Sections 7.11, 7.15,
7.16 and 7.17, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

           (iv) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports the Borrower sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements the Borrower files with the SEC or any successor thereto, or with any national securities exchanges; and

           (v) within 30 days of the beginning of each fiscal year of the Borrower an operating budget for the Borrower and its Subsidiaries for such fiscal year of the Borrower.

     (b) Each financial statement furnished to the Banks pursuant to subsection (i) or (ii) of this Section 7.6 shall be accompanied by a Compliance Certificate in the form of Exhibit B hereto signed by the Borrower's chief financial officer, treasurer or controller showing the Borrower's compliance with the covenants set forth in Sections 7.14(h), 7.15, 7.16 and 7.17 hereof.

     (c) The Borrower will promptly (and in any event within three Business Days after any of the President, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer, or controller of the Borrower has knowledge thereof) give notice to the
Agent:

           (i) of the occurrence of any Change of Control, Default or Event of Default;

           (ii) of any default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, except for a default or event of default which is not reasonably expected to have a Material Adverse Effect;

           (iii) of the occurrence of an event or condition which would reasonably be expected to result in a Material Adverse Effect; and

           (iv) of any litigation or governmental proceeding of the type described in Section 5.5 hereof.

     SECTION 7.7. BANK INSPECTION RIGHTS. Upon reasonable notice from any Bank, the Borrower will permit such Bank (and such Persons as any Bank may designate) during normal business hours and under the Borrower's guidance, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and employees.

     SECTION 7.8. CONDUCT OF BUSINESS. Neither the Borrower nor any Subsidiary will engage in any line of business if, as a result, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from that conducted on the date hereof.

     SECTION 7.9. LIENS. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, permit to exist or to be incurred any Lien of any kind on any Property owned by the Borrower or any Restricted Subsidiary; provided, however, that this Section 7.9 shall not apply to nor operate to prevent:

           (a) Liens arising by operation of law in connection with worker's compensation, unemployment insurance, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits, pledges or Liens in connection with bids, tenders, contracts or leases to which the Borrower or any Subsidiary is a party (other than contracts for borrowed money), or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (b) mechanics', workmen's, materialmen's, landlords', carriers' or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) securing obligations not due or, if due, being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (c) Liens for taxes or assessments or other government charges or levies on the Borrower or any Subsidiary of the Borrower or their respective Properties, not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of the Borrower;

           (d) Liens arising out of judgments or awards against the Borrower or any Subsidiary of the Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which the Borrower or such Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrower and its Subsidiaries secured by such Liens shall not exceed $1,000,000 at any one time outstanding;

           (e) Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties which are necessary for the conduct of the activities of the Borrower and any Subsidiary of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower or any Subsidiary of the Borrower;

           (f)   Liens existing on the date hereof and listed on
Schedule 7.9 hereto;

           (g) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing paragraphs (a) through (f), inclusive, provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; and

           (h) Liens on property (not constituting Investments) of the Borrower or any of its Subsidiaries created solely for the purpose of securing Indebtedness permitted by Section 7.19(g) hereof, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property; and

           (i) Liens not otherwise permitted under this Section 7.9 on Property (other than (i) shares of stock in any Wholly-Owned Subsidiary and (ii) receivables, inventory and similar working capital assets) securing Indebtedness that, when combined with Capitalized Lease Obligations permitted under Section 7.11, is in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;

     SECTION 7.10. USE OF PROCEEDS; REGULATION U. The proceeds of each Borrowing, and the credit provided by Letters of Credit, will be used by the Borrower and its Subsidiaries for working capital, repayment of other Indebtedness, and other general corporate purposes including acquisitions of businesses and other investments permitted by
Section 7.14. The Borrower will not use any part of the proceeds of any of the Borrowings or of the Letters of Credit directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

     SECTION 7.11. SALES AND LEASEBACKS. The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by the Borrower or any Subsidiary of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor, except to the extent the aggregate principal amount of Capitalized Lease Obligations under such leases plus the outstanding principal amount of Indebtedness secured by Liens permitted by
Section 7.9(i) (and not separately permitted by other provisions of Section 7.9) does not exceed $5,000,000 at any time outstanding;

     SECTION 7.12. MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. (a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, (i) consolidate with or be a party to a merger with any other Person or
(ii) sell, lease or otherwise dispose of all or a "substantial part" of the consolidated assets of the Borrower and its Restricted Subsidiaries; provided, however, that:

           (1) any Restricted Subsidiary of the Borrower may merge or consolidate with or into or sell, lease or otherwise convey its assets to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest; provided that in any such merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation;

           (2) The Borrower and its Subsidiaries may dissolve or liquidate any Restricted Subsidiary of the Borrower or of such Subsidiary so long as all the assets of such dissolved or liquidated Restricted Subsidiary are concurrently transferred to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest; provided that if any Guarantor is dissolved or liquidated all of such Guarantor's assets shall be concurrently transferred to the Borrower or another Guarantor;

           (3) The Borrower or any Restricted Subsidiary of the Borrower may consolidate or merge with any other Person if the Borrower or such Restricted Subsidiary or, in the case of such a transaction involving the Borrower, the Borrower is the surviving or continuing corporation and at the time of such consolidation or merger, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

           (4) The Borrower and its Subsidiaries may sell or otherwise dispose of any asset which, in the reasonable judgment of such Person, have become obsolete or worn out; and

           (5) The Borrower and its Subsidiaries may in a fair market value transaction, sell or otherwise dispose of any direct or indirect Investment in real estate or real estate related assets, including notes and other securities.

As used in this Section 7.12(a), a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a "substantial part" of the consolidated assets of the Borrower and its Restricted Subsidiaries if the net book value of such assets, when added to the net book value of all other assets (not including dispositions of stock in Subsidiaries permitted under Section 7.12(b) hereof) sold, leased, transferred or disposed of by the Borrower and its Restricted Subsidiaries during such fiscal year (other than inventory in the ordinary course of business) exceeds 5% of the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

     (b) Except with respect to the syndication or other disposition of Subsidiaries or interests in Subsidiaries through which direct or indirect Investments in real estate or real estate related assets, including notes and other securities, are made, the Borrower will not sell, transfer or otherwise dispose of, or permit any Restricted Subsidiary to issue, sell, transfer or otherwise dispose of, any shares of stock of any class (including as "stock" for purposes of this Section, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of any Subsidiary, except to the Borrower or any Restricted Subsidiary of which the Borrower directly or indirectly holds at least the same percentage equity ownership or is entitled through ownership of interests, contractually or otherwise, to at least the same economic interest and except for the purpose of qualifying directors.

     SECTION 7.13. USE OF PROPERTY AND FACILITIES; ENVIRONMENTAL AND HEALTH AND SAFETY LAWS. (a) The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all Environmental and Health Laws applicable to or pertaining to the Properties or business operations of the Borrower or any Subsidiary of the Borrower to the extent noncompliance would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Borrower will not, and will not permit any Person to, except in accordance with applicable law, dispose of any Hazardous Material into, onto or upon any real property owned or operated by the Borrower or any of its Subsidiaries if such disposal would reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower will promptly provide the Banks with copies of any notice or other instrument of the type described in Section 5.11(c) hereof, and in no event later than five (5) Business Days after the President, chief executive officer, chief financial officer, chief operating officer, treasurer, assistant treasurer or controller of the Borrower receives such notice or instrument.

     SECTION 7.14. INVESTMENTS, ACQUISITIONS, LOANS, ADVANCES AND GUARANTIES. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person (other than the Borrower or a Subsidiary of the Borrower), or acquire all or any substantial part of the assets or business of any other Person (other than the Borrower or a Subsidiary of the Borrower) or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person (other than the Borrower or a Subsidiary of the Borrower), or otherwise agree to provide funds for payment of the obligations of another (other than the Borrower or a Subsidiary of the Borrower), or supply funds thereto or invest therein or otherwise assure a creditor of another (other than the Borrower or a Subsidiary of the Borrower) against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another (other than the Borrower or a Subsidiary of the Borrower) (cumulatively, all of the foregoing, being "Investments"); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

           (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America provided that any such obligation matures within one year from the date it is acquired by the Borrower or Subsidiary;

           (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. or A-1 by Standard & Poor's Corporation maturing within one year of its date of issuance;

           (c) demand deposit accounts maintained in the ordinary course of business;

           (d) investments in certificates of deposit issued by and time deposits with any commercial bank (whether domestic or foreign) having capital and surplus of not less than $50,000,000 maturing within one year from the date of issuance thereof or in banker's acceptances endorsed by any Bank or other such commercial bank and maturing within six months of the date of acceptance;

           (e) investments in certificates of deposit issued by and time deposits with any commercial bank (whether domestic or foreign) having capital and surplus in excess of $10,000,000 but less than $50,000,000, which deposits shall not exceed $500,000 in the aggregate;

           (f) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

           (g) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections
(a), (b), (c) and (d) above;

           (h) endorsements of negotiable instruments for collection in the ordinary course of business;

           (i) loans and advances to employees and relocation companies in the ordinary course of business not to exceed $5,000,000 in the aggregate at any one time outstanding;

           (j) Investments in existence on the date hereof and described on Schedule 7.14 hereof;

           (k) Acquisitions or Investments in a line of business related to that of the Borrower and its Subsidiaries and Investments directly and indirectly through Subsidiaries and other Persons in real estate and real estate related assets, including notes and other securities, provided that
(i) no Default or Event of Default exists or would exist after giving effect to such Acquisition or Investment, (ii) in the case of an Acquisition, the Board of Directors or other governing body or the holders of 100% of the equity interests of such Person whose Property, or Voting Stock or other interests in which, are being so acquired has approved the terms of such Acquisition, (iii) in the case of Investments not constituting Acquisitions, such Investment together with all other Investments not constituting Acquisitions permitted under this subsection
(k) during the term of this Agreement reduced by the amount of proceeds of the disposition of all or any part of any such Investments does not exceed $70,000,000 in aggregate purchase price and if the aggregate purchase price for any single Investment by the Borrower or any Subsidiary exceeds $15,000,000 the Borrower shall have received the prior written consent of the Required Banks;

     In determining the amount of Investments permitted under this
Section 7.14, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and Investments in the form of loans and advances shall be taken at the principal amount thereof then remaining unpaid, and Investments in the form of guarantees (including liabilities as a general partner) shall be taken at the lesser of (i) amount of obligations guaranteed and (ii) the fair market value of all the assets of such guarantor or general partner.
A change in the form of an Investment (e.g. from an interest as a limited partner to making a direct loan to such limited partnership or a change in the form of an entity from a limited partnership to a corporation) shall not be regarded as a further Investment except to the extent the Borrower or any of its Subsidiaries invests any further money.

     SECTION 7.15. CONSOLIDATED NET WORTH. The Borrower will as of the last day of each calendar quarter maintain a Consolidated Net Worth of not less than the Minimum Required Amount. For purposes of this section, the "Minimum Required Amount" shall mean $100,000,000 and shall increase (i) on the date of the issuance of capital securities (other than in connection with the Borrower's Stock Compensation Program, Employee Stock Purchase Plan, Stock Award and Incentive Plan and any similar programs or plans) by the Borrower by an amount equal to 100% of the proceeds of any such issuance net of any costs of issuance and (ii) as of January 1, 1999 and as of each January 1 thereafter, by an amount equal to 50% of the cumulative positive Consolidated Net Income earned in the fiscal year completed on the December 31 immediately preceding the relevant January 1 (but without subtraction for any negative Consolidated Net Income for any such fiscal year).

     SECTION 7.16. FUNDED DEBT TO EBITDA. (a) The Borrower will as of the last day of each calendar quarter maintain the ratio of Total Funded Debt as of such day to EBITDA for the four calendar quarters then ended at not more than 3.75 to 1.00.

     (b) The Borrower will not on the last day of more than four (4) consecutive calendar quarters permit the ratio of Total Funded Debt as of the last day of a calendar quarter to EBITDA for the four calendar quarters then ended to be greater than 3.00 to 1.00.

     SECTION 7.17. FIXED CHARGE COVERAGE RATIO. The Borrower will as of the last day of each calendar quarter maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00.

     SECTION 7.18. DIVIDENDS AND OTHER SHAREHOLDER DISTRIBUTIONS. The Borrower shall only declare or pay dividends or make a distribution (other than dividends and distributions payable solely in its capital stock) of any kind (including by redemption or purchase other than purchases of outstanding capital stock in connection with the Borrower's Stock Compensation Program, Employee Stock Purchase Plan, Stock Award and Incentive Plan and any similar programs or plans) on its outstanding capital stock, if no Default or Event of Default exists prior to or would result after giving effect to such action.

     SECTION 7.19. INDEBTEDNESS. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, have outstanding at any time any Indebtedness other than:

           (a) The Obligations of the Borrower and Guarantors owing to the Banks and Agent hereunder;

           (b) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower and any other Subsidiary;

           (c) Capitalized Lease Obligations in an aggregate principal amount outstanding not to exceed $5,000,000 on any date of determination;

           (d)   Subordinated Indebtedness;

           (e) Investments (as defined in Section 7.14) permitted pursuant to Section 7.14 in the form of Indebtedness;

           (f) Guaranties by the Borrower and its Subsidiaries of obligations of the Borrower and its Subsidiaries which obligations are not prohibited under this Agreement; and

           (g) Indebtedness not otherwise permitted by this Section 7.19 of not more than $20,000,000 in aggregate principal amount outstanding on any date of determination for the Borrower and its Restricted Subsidiaries.

     SECTION 7.20. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any material transaction or arrangement (where "material" means material for the Borrower and its Subsidiaries taken as a whole) with any Affiliate of such Person (other than the Borrower or any of its Subsidiaries), including without limitation, the purchase from, sale to or exchange of Property with, any merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with a Person other than an Affiliate.

     SECTION 7.21. COMPLIANCE WITH LAWS. Without limiting any of the other covenants of the Borrower in this Section 7, the Borrower will, and will cause each of its Subsidiaries to, conduct its business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall be required to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor on the books of the Borrower or such Subsidiary, as the case may be, or (y) the failure to comply therewith is not reasonably expected to have, in the aggregate, a Material Adverse Effect.

     SECTION 7.22. ADDITIONAL GUARANTORS. (a) If on the last day of any calendar quarter ending on or after March 31, 1998 the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower, which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), equal or exceed 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), then the Borrower will, within 15 Business Days of the date on which the balance sheet for such date is required to be delivered pursuant to Section 7.6(i) or Section 7.6(ii), cause an additional Subsidiary or additional Subsidiaries to become a Guarantor or Guarantors hereunder such that the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower, which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), are less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities,as permitted under Section 7.14(j) or Section 7.14(k). To the extent any Subsidiary becomes a Guarantor as a result of the requirements of this Section 7.22 and the Guaranty of such Subsidiary could be released such that on the last day of two successive calendar quarters the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower (including the Subsidiary requested to be released from its Guaranty), which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), would be less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or
Section 7.14(k), then upon request of the Borrower the Guaranty of such Subsidiary shall, provided that no Default or Event of Default is continuing, be immediately released, and the Agent is hereby authorized to execute all appropriate documents on behalf of the Banks to document the release of such Subsidiary from its Guaranty.

           (b) To the extent this Section 7.22 would require that a Foreign Subsidiary be added as a Guarantor, in lieu of having such Subsidiary provide a Guaranty pursuant to Section 11, the Borrower may elect to provide, and to cause its Subsidiaries to provide, the Agent with a security interest in 65% of the issued and outstanding capital stock owned by Borrower and its Subsidiaries of such Foreign Subsidiary pursuant to a security agreement in form and substance reasonably acceptable to the Agent. Each Foreign Subsidiary with respect to which a security interest is granted pursuant to this Section 7.22(b) shall be regarded as a Guarantor for purposes of this Section 7.22. To the extent a security interest in the stock of any Foreign Subsidiary is provided pursuant to this Section 7.22(b) and such security interest could be released such that on the last day of two successive calendar quarters the total assets (not including investments in Subsidiaries) of the non-Guarantor Subsidiaries of the Borrower (including the Subsidiary the stock of which is requested to be released from the security interest), which are Restricted Subsidiaries and which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), would be less than 25% of the total consolidated assets of the Borrower and its Restricted Subsidiaries which are not Subsidiaries established solely for the purpose of making investments in real estate and real estate related assets, including notes and other securities, as permitted under Section 7.14(j) or Section 7.14(k), then upon request of the Borrower such security interest shall, provided that no Default or Event of Default is continuing, be immediately released, and the Agent is hereby authorized to execute all appropriate documents on behalf of the Banks to document the release of such security interest.

SECTION 8.  EVENTS OF DEFAULT AND REMEDIES.

     SECTION 8.1. EVENTS OF DEFAULT. Any one or more of the following shall constitute an Event of Default:

           (a) default (x) in the payment when due of the principal amount of any Loan or of any Reimbursement Obligation or (y) for a period of three (3) days in the payment when due of interest or of any other Obligation;

           (b) default by the Borrower or any Subsidiary in the observance or performance of any covenant set forth in the first sentence of Section 7.1, Section 7.6(c), 7.9 through 7.12, or 7.14 through 7.18 hereof;

           (c) default by the Borrower or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Agent (acting at the request of any Bank);

           (d) (i) failure to pay when due Indebtedness in an aggregate principal amount of $1,000,000 or more of the Borrower or any Subsidiary or
(ii) default shall occur under one or more indentures, agreements or other instruments under which any Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount of $1,000,000 or more is outstanding and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

           (e) any representation or warranty made herein or in any other Credit Document by the Borrower or any Subsidiary, or in any statement or certificate furnished pursuant hereto or pursuant to any other Credit Document by the Borrower or any Subsidiary, or in connection with any Credit Document, shall be untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

           (f) the Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (ii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail within the time allowed therefor to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action (such as the passage by the Borrower's board of directors of a resolution) in furtherance of any matter described in parts (i)-(v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

           (g) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Subsidiary or any substantial part of any of their Property, or a proceeding described in
Section 8.1(f)(v) shall be instituted against the Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

           (h)   the Borrower or any Subsidiary shall fail within thirty
(30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $2,500,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

           (i) the Borrower or any other member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $200,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $200,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any Subsidiary or any other member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower or any other member of the Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

           (j) the Borrower or any Subsidiary, or any Person acting on behalf of the Borrower or a Subsidiary, or any governmental authority challenges the validity of any Credit Document or the Borrower's or a Subsidiary's obligations thereunder or any Credit Document ceases to be in full force and effect; or

           (k)   a Change of Control shall have occurred.


     SECTION 8.2. NON-BANKRUPTCY DEFAULTS. When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Agent shall, by written notice to the
Borrower: (a) if so directed by the Required Banks, terminate the remaining Commitments and all other obligations of the Banks hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Banks, declare the principal of and the accrued interest on all outstanding Notes and all other amounts due under the Credit Documents to be forthwith due and payable and thereupon all outstanding Notes, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Banks, demand that the Borrower immediately pay to the Agent, subject to Section 8.4, the full amount then available for drawing under each or any Letter of Credit, and the Borrower agrees to immediately make such payment and acknowledges and agrees that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Agent, for the benefit of the Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Agent, after giving notice to the Borrower pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Banks, but the failure to do so shall not impair or annul the effect of such notice.

     SECTION 8.3. BANKRUPTCY DEFAULTS. When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Notes shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Agent, subject to Section 8.4, the full amount then available for drawing under all outstanding Letters of Credit, the Borrower acknowledging that the Banks would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Banks, and the Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

     SECTION 8.4. COLLATERAL FOR UNDRAWN LETTERS OF CREDIT. (a) If the payment or prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 8.2 or 8.3 above, the Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Agent as provided in subsection (b) below.

     (b) All amounts prepaid pursuant to subsection (a) above shall be held by the Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the "Account") as security for, and for application by the Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Agent, and to the payment of the unpaid balance of any Loans and all other Obligations. The Account shall be held in the name of and subject to the exclusive dominion and control of the Agent for the benefit of the Agent and the Banks. If and when requested by the Borrower, the Agent shall invest funds held in the Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one year or less, provided that the Agent is irrevocably authorized to sell investments held in the Account when and as required to make payments out of the Account for application to amounts due and owing from the Borrower to the Agent or Banks; provided, however, that if (i) the Borrower shall have made payment of all Obligations, (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (iii) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, then the Agent shall repay to the Borrower any remaining amounts held in the Account.

     SECTION 8.5. NOTICE OF DEFAULT. The Agent shall give notice to the Borrower under Section 8.1(c) hereof promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

     SECTION 8.6. EXPENSES. The Borrower agrees to pay to the Agent and each Bank, and any other holder of any Note outstanding hereunder, all expenses reasonably incurred or paid by the Agent and such Bank or any such holder, including reasonable attorneys' fees and court costs, in connection with any Default or Event of Default by the Borrower hereunder or in connection with the enforcement of any of the Credit Documents.


SECTION 9.  CHANGE IN CIRCUMSTANCES.

     SECTION 9.1. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Bank to make or continue to maintain Eurocurrency Loans or to perform its obligations as contemplated hereby, such Bank shall promptly give notice thereof to the Borrower and such Bank's obligations to make or maintain Eurocurrency Loans under this Agreement shall terminate until it is no longer unlawful for such Bank to make or maintain Eurocurrency Loans.

The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurocurrency Loans, together with all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Loan; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurocurrency Loans from such Bank by means of Domestic Rate Loans from such Bank, which Domestic Rate Loans shall not be made ratably by the Banks but only from such affected Bank.

     SECTION 9.2. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN, OR INADEQUACY OF, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurocurrency Loans:

     (a) the Agent determines that deposits in U.S. Dollars or the applicable Alternative Currency (in the applicable amounts) are not being offered to it in the eurocurrency interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurocurrency market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

     (b) Banks having 51% or more of the aggregate amount of the Commitment reasonably determine and so advise the Agent that LIBOR as reasonably determined by the Agent will not adequately and fairly reflect the cost to such Banks or Bank of funding their or its Eurocurrency Loans or Loan for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks or of the relevant Bank to make Eurocurrency Loans in the currency so affected shall be suspended; provided that such suspension shall have no effect on any Eurocurrency Loan then outstanding.

     SECTION 9.3. INCREASED COST AND REDUCED RETURN. (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law but, if not having the force of law, compliance with which is customary in the relevant jurisdiction) of any such authority, central bank or comparable agency:

           (i) shall subject any Bank (or its Lending Office) to any tax, duty or other charge with respect to its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Bank (or its Lending Office) of the principal of or interest on its Eurocurrency Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement in respect of its Eurocurrency Loans, Letter(s) of Credit, or participations therein, any Reimbursement Obligations owed to it, or its obligation to make Eurocurrency Loans, issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income or profits of such Bank or its Lending Office imposed by the jurisdiction in which such Bank or its lending office is incorporated in which such Bank's principal executive office or Lending Office is located); or

           (ii) shall impose, modify or deem applicable any reserve, special deposit, capital or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurocurrency Loans any such requirement included in an applicable Eurocurrency Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Lending Office) or shall impose on any Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurocurrency Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurocurrency Loans, to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Bank (or its Lending Office) of making or maintaining any Eurocurrency Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Bank (or its Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after demand by such Bank (with a copy to the Agent), the Borrower shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that such Bank shall promptly notify the Borrower of an event which might cause it to seek compensation, and the Borrower shall be obligated to pay only such compensation which is incurred or which arises after the date ninety (90) days prior to the date such notice is given. In the event any law, rule, regulation or interpretation described above is revoked, declared invalid or inapplicable or is otherwise rescinded, and as a result thereof a Bank is determined to be entitled to a refund from the applicable authority for any amount or amounts which were paid or reimbursed by Borrower to such Bank hereunder, such Bank shall refund such amount or amounts to Borrower without interest.

     (b)   Each Bank that determines to seek compensation under this
Section 9.3 shall notify the Borrower and the Agent of the circumstances that entitle the Bank to such compensation pursuant to this Section 9.3 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this
Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 9.4. LENDING OFFICES. Each Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a "Lending Office") for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Agent.

     SECTION 9.5. DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any other provision of this Agreement, each Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Eurocurrency Loan through the purchase of deposits of U.S. Dollars or the applicable Alternative Currency in the eurocurrency interbank market having a maturity corresponding to such Loan's Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.


SECTION 10.  THE AGENT.

     SECTION 10.1. APPOINTMENT AND AUTHORIZATION OF AGENT. Each Bank hereby appoints Harris Trust and Savings Bank as the Agent under the Credit Documents and hereby authorizes the Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

     SECTION 10.2. AGENT AND ITS AFFILIATES. The Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and the Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not the Agent under the Credit Documents. The term "Bank" as used herein and in all other Credit Documents, unless the context otherwise clearly requires, includes the Agent in its individual capacity as a Bank. References in
Section 1 hereof to the Agent's Loans, or to the amount owing to the Agent for which an interest rate is being determined, refer to the Agent in its individual capacity as a Bank.

     SECTION 10.3. ACTION BY AGENT. If the Agent receives from the Borrower a written notice of an Event of Default pursuant to Section 7.6(c) hereof, the Agent shall promptly give each of the Banks written notice thereof. The obligations of the Agent under the Credit Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.5. In no event, however, shall the Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it shall be first indemnified to its reasonable satisfaction by the Banks against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank or the Borrower. In all cases in which this Agreement and the other Credit Documents do not require the Agent to take certain actions, the Agent shall be fully justified in using its discretion in failing to take or in taking any action hereunder and thereunder.

     SECTION 10.4. CONSULTATION WITH EXPERTS. The Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 10.5.  LIABILITY OF AGENT; CREDIT DECISION.  Neither the
Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Guarantor contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Section 6 hereof, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document; and the Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks, the Borrower, or any Guarantor or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) reasonably believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Credit Documents. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Agent signed by such payee in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Borrower and the Guarantors, and the Agent shall have no liability to any Bank with respect thereto.

     SECTION 10.6. INDEMNITY. The Banks shall ratably, in accordance with their respective Percentages, indemnify and hold the Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Banks under this Section 10.6 shall survive termination of this Agreement.

     SECTION 10.7. RESIGNATION OF AGENT AND SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation of the Agent, the Required Banks shall have the right to appoint a successor Agent with the consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty
(30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks and with the consent of the Borrower, appoint a successor Agent, which shall be any Bank hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Agent under the Credit Documents, and the retiring Agent shall

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be discharged from its duties and obligations thereunder.  After any retiring Agent's resignation hereunder as Agent, the provisions of this
Section 10 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.


SECTION 11.  THE GUARANTEES.

     SECTION 11.1. THE GUARANTEES. To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, the Banks, and each other holder of an Obligation, the due and punctual payment of all present and future indebtedness of the Borrower evidenced by or arising out of the Credit Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Credit Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Borrower punctually to pay any indebtedness or other Obligations guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Borrower.

     SECTION 11.2. GUARANTEE UNCONDITIONAL. The obligations of each Guarantor as a guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

           (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrower or of any other Guarantor under this Agreement or any other Credit Document or by operation of law or otherwise;

           (b) any modification or amendment of or supplement to this Agreement or any other Credit Document;

           (c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Borrower, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower or of any other Guarantor contained in any Credit Document;

           (d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Bank or any other Person, whether or not arising in connection herewith;

           (e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Borrower, any other Guarantor or any other Person or Property;

           (f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Borrower, regardless of what obligations of the Borrower remain unpaid;

           (g) any invalidity or unenforceability relating to or against the Borrower or any other Guarantor for any reason of this Agreement or of any other Credit Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower or any other Guarantor of the principal of or interest on any Note or any other amount payable by it under the Credit Documents; or

           (h) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 11.

     SECTION 11.3. DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. Each Guarantor's obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Borrower under this Agreement and all other Credit Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Borrower under the Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or of a Guarantor, or otherwise, each Guarantor's obligations under this
Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

     SECTION 11.4. WAIVERS. (A) GENERAL. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Bank or any other Person against the Borrower, another Guarantor or any other Person.

     (b) SUBROGATION AND CONTRIBUTION. Unless and until the Obligations have been fully paid and satisfied and the Commitments have terminated, each Guarantor hereby irrevocably waives any claim or other right it may now or hereafter acquire against the Borrower or any other Guarantor that arises from the existence, payment, performance or enforcement of such Guarantor's obligations under this Section 11 or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of the Agent, any Bank or any other holder of an Obligation against the Borrower or any other Guarantor whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Guarantor directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other right.

     SECTION 11.5. LIMIT ON RECOVERY. Notwithstanding any other provision hereof, the right to recovery of the holders of the Obligations against each Guarantor under this Section 11 shall not exceed $1.00 less than the amount which would render such Guarantor's obligations under this
Section 11 void or voidable under applicable law, including without limitation fraudulent conveyance law.

     SECTION 11.6. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by the Borrower under this Agreement or any other Credit Document is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Credit Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Banks.

SECTION 12.  MISCELLANEOUS.

     SECTION 12.1. WITHHOLDING TAXES. (A) PAYMENTS FREE OF WITHHOLDING. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrower and each Guarantor under this Agreement or the other Credit Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which the Borrower or such Guarantor is domiciled, any jurisdiction from which the Borrower or such Guarantor makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrower or relevant Guarantor shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Bank and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Bank or the Agent (as the case may be) would have received had such withholding not been made. If the Agent or any Bank pays any amount in respect of any such taxes, penalties or interest the Borrower shall reimburse the Agent or that Bank for that payment on demand in the currency in which such payment was made. If the Borrower or any Guarantor pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Bank or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any taxes, penalties or interest paid by the Borrower or any Guarantor and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower or such Guarantor as applicable, such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Borrower had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

     (b)   U.S. WITHHOLDING TAX EXEMPTIONS.  Each Bank that is not a
United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Agent on or before the earlier of the date the initial Borrowing is made hereunder and thirty (30) days after the date hereof, two duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) or Form 4224 (relating to all amounts to be received by such Bank, including fees, pursuant to the Credit Documents and the Loans) of the United States Internal Revenue Service. Thereafter and from time to time, each Bank shall submit to the Borrower and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) requested by the Borrower in a written notice, directly or through the Agent, to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to the Credit Documents or the Loans.

     (c) INABILITY OF BANK TO SUBMIT FORMS. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Borrower or Agent any form or certificate that such Bank is obligated to submit pursuant to subsection (b) of this Section 12.1. or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Bank shall promptly notify the Borrower and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

     SECTION 12.2. NO WAIVER OF RIGHTS. No delay or failure on the part of the Agent or any Bank or on the part of the holder or holders of any
Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right, and the rights and remedies hereunder of the Agent, the Banks and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

     SECTION 12.3. NON-BUSINESS DAY. If any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to but not including the next succeeding Business Day, on which the same shall be payable.

     SECTION 12.4. DOCUMENTARY TAXES. The Borrower agrees that it will pay any documentary, stamp or similar taxes payable in respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

     SECTION 12.5. SURVIVAL OF REPRESENTATIONS. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

     SECTION 12.6. SURVIVAL OF INDEMNITIES. All indemnities and all other provisions relative to reimbursement to the Banks of amounts sufficient to protect the yield of the Banks with respect to the Loans, including, but not limited to, Section 1.11, Section 9.3 and Section 12.15 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

     SECTION 12.7. SHARING OF SET-OFF. Each Bank agrees with each other Bank a party hereto that if such Bank shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise ("Set-off"), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such obligations then outstanding to the Banks, then such Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Banks such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Banks (or interest therein) as shall be necessary to cause such Bank to share such excess payment ratably with all the other Banks; provided, however, that if any such purchase is made by any Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this
Section 12.7, amounts owed to or recovered by, the Agent in connection with Reimbursement Obligations in which Banks have been required to fund their participation shall be treated as amounts owed to or recovered by the Agent as a Bank hereunder.

     SECTION 12.8. NOTICES. Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including telecopy or other electronic communication) and shall be given to a party hereunder at its address or telecopier number set forth below or such other address or telecopier number as such party may hereafter specify by notice to the Agent and the Borrower, given by courier, by United States certified or registered mail, or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Banks and the Agent shall be addressed to their respective addresses, telecopier or telephone numbers set forth on the signature pages hereof, and to the Borrower and the Guarantors to:

                            LaSalle Partners Incorporated
                            200 East Randolph Street
                            Chicago, Illinois  60601
                            Attention:  Brian P. Hake
                            Telecopy:  (312) 228-0980
                            Telephone:  (312) 228-2522
with a copy of notices of Defaults
  and Events of Defaults to:Hagan & Associates
                            200 East Randolph Street
                            Chicago, Illinois  60601
                            Attention:  Robert K. Hagan
                                 and Fritz E. Freidinger
                            Telecopy:  (312) 228-2050
                            Telephone:  (312) 228-0982

     Each such notice, request or other communication shall be effective
(i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section 12.8 or on the signature pages hereof and a confirmation of receipt of such telecopy has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, three business days after such communication is deposited in the mail, registered with return receipt requested, addressed as aforesaid or
(iv) if given by any other means, when delivered at the addresses specified in this Section 12.8 or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

     SECTION 12.9. COUNTERPARTS. This Agreement may be executed in any number of counterpart signature pages, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

     SECTION 12.10. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of each of the Banks and the benefit of their respective successors and assigns, including any subsequent holder of any Note. The Borrower may not assign any of its rights or obligations under any Credit Document without the written consent of all of the Banks.

     SECTION 12.11. PARTICIPANTS. Each Bank shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Commitments held by such Bank at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Bank of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section 12.11, and the Agent shall have no obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower and Guarantors under this Agreement and the other Credit Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Credit Documents, except that such agreement may provide that such Bank will not agree to any modification, amendment or waiver of the Credit Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest or release (other than pursuant to the terms hereof) any Guarantor from its guaranty of any Obligations. Any party to which such a participation has been granted shall have the benefits of Section 1.11 and Section 9.3 hereof.

     SECTION 12.12. ASSIGNMENT OF COMMITMENTS BY BANKS. (a) Each Bank shall have the right at any time, with the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed) and the Agent, to assign all or any part of its Commitment (including the same percentage of its Note, outstanding Loans and participations in Letters of Credit) to one or more Persons; provided that each such assignment is in an amount of at least $5,000,000 or the entire Commitment of such Bank; provided further that (i) the consent of the Borrower to any such assignment shall not be required during the continuance of an Event of Default and (ii) neither the consent of the Borrower nor of the Agent shall be required if the assignee is an Affiliate of the assigning Bank. Each such assignment shall set forth the assignee's address for notices to be given under Section 12.8 hereof hereunder and its designated Lending Office pursuant to Section 9.4 hereof. Upon any such assignment, delivery to the Agent and the Borrower of an executed copy of such assignment agreement and the forms referred to in Section 11.1 hereof, if applicable, and, the payment of a $2,500 recordation fee to the Agent, the assignee shall become a Bank hereunder, all Loans, participations in Letters of Credit and the Commitment it thereby holds shall be governed by all the terms and conditions hereof and the Bank granting such assignment shall have its Commitment, and its obligations and rights in connection therewith, reduced by the amount of such assignment. At the time of the assignment the Borrower shall execute and deliver to the assignor and/or assignee new Notes.

           (b) Any Bank may at any time, without the consent of the Borrower or Agent, assign all or a portion of its rights under the Credit Documents to a Federal Reserve Bank; provided, however, that no such assignment shall release the transferor Bank from its obligations hereunder or cause such Federal Reserve Bank to become a "Bank" hereunder.

     SECTION 12.13. AMENDMENTS. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Banks, and (c) if the rights or duties of the Agent are affected thereby, the Agent; provided that:

           (i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase or extend any Commitment of any Bank without the consent of such Bank or (B) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder without the consent of each Bank; and

           (ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Bank, change any provision of this Section 12.13, or the definition of Required Banks, or affect the number of Banks required to take any action under the Credit Documents, or release (other than pursuant to the terms hereof) any Guarantor from its guaranty of any Obligations.

     SECTION 12.14. HEADINGS. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

     SECTION 12.15. LEGAL FEES, OTHER COSTS AND INDEMNIFICATION. The Borrower agrees to pay all reasonable costs and expenses of the Agent in connection with the preparation and negotiation of the Credit Documents, including without limitation, the reasonable fees and disbursements of Chapman and Cutler, counsel to the Agent, in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related hereto, whether or not the transactions contemplated herein are consummated. The Borrower further agrees to indemnify each Bank, the Agent, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may incur or reasonably pay arising out of or relating to any Credit Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification. The Borrower, upon demand by the Agent or a Bank at any time, shall reimburse the Agent or Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified.

     SECTION 12.16. SET OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank and each subsequent holder of any Note is hereby authorized by the Borrower and each Guarantor at any time or from time to time, without notice to the Borrower, to the Guarantors or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or other accounts of the Borrower or any Guarantor in a fiduciary capacity, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Bank or that subsequent holder to or for the credit or the account of the Borrower or any Guarantor, whether or not matured, against and on account of the obligations and liabilities of the Borrower or any Guarantor to that Bank or that subsequent holder under the Credit Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Credit Documents, irrespective of whether or not (a) that Bank or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

     SECTION 12.17. CURRENCY. Each reference in this Agreement to U.S. Dollars or to an Alternative Currency (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of the Borrower and each Guarantor in respect of any amount due in the relevant currency under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the Borrower or relevant Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Person under Section 12.7 hereof, such Person agrees to remit such excess to the Borrower.

     SECTION 12.18. ENTIRE AGREEMENT. The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

     SECTION 12.19. GOVERNING LAW. This Agreement and the other Credit Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

     SECTION 12.20.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
The Borrower and each Guarantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Credit Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR, THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

     SECTION 12.21. LIMITATION OF LIABILITY. In addition to, and not in limitation of, any limitation on liability provided by law or by any contract, agreement, instrument or document, the liability of each Guarantor that is a partnership shall be limited to the assets of such Guarantor, and no present or future partner of any such Guarantor shall have any personal liability under this Agreement, except if such partner is itself a Guarantor or the Borrower.

     SECTION 12.22. CONFIDENTIALITY. Each Bank agrees to keep confidential any confidential written information provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement; provided that nothing herein shall prevent any Bank from disclosing any such information (i) to the Agent or any other Bank, (ii) to any participant or assignee or prospective participant or assignee so long as such participant or assignee or prospective participant or assignee agrees in writing to the requirement that such information be kept confidential in the manner contemplated by this Section 12.22, (iii) to its employees involved in the administration of this Agreement, directors, attorneys, accountants and other professional advisors (each of which shall be instructed to hold the same in confidence), (iv) in response to the request or demand of any governmental authority, (v) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any law, regulation or legal process provided, however, that such Bank, to the extent legally permitted to do so, will use its best efforts to notify the Company prior to any disclosure of information contemplated by this subparagraph (v), (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder or under any Credit Document.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

                                 LASALLE PARTNERS INCORPORATED

                                 By:   /s/ BRIAN P. HAKE
                                       ------------------------------
                                       Brian P. Hake
                                 Its   Treasurer


                                 LASALLE PARTNERS LIMITED PARTNERSHIP,
                                 as Guarantor

                                 By:   LaSalle Partners Corporate &
                                       Financial Services, Inc.,
                                       its General Partner

                                       By:   /s/ WILLIAM E. SULLIVAN
                                             -------------------------
                                             William E. Sullivan

                                             Its  Executive Vice
                                                  President


                                 LASALLE PARTNERS MANAGEMENT LIMITED
                                 PARTNERSHIP, AS GUARANTOR

                                 By:   LaSalle Partners Management
                                       Services, Inc.,
                                       its General Partner

                                       By:   /s/ WILLIAM E. SULLIVAN
                                             ---------------------------
                                             William E. Sullivan

                                             Its  Executive
                                                  Vice President


                                 LASALLE PARTNERS CO-INVESTMENT, INC.,
                                 AS GUARANTOR

                                 By:   /s/ BRIAN P. HAKE
                                       ------------------------------
                                       Brian P. Hake
                                       Its   Treasurer


                                 LP INTERNATIONAL, A LIMITED
                                 LIABILITY COMPANY, AS GUARANTOR

                                 By:   /s/ BRIAN P. HAKE
                                       ------------------------------
                                       Brian P. Hake
                                       Its   Treasurer

                                 LASALLE PARTNERS INTERNATIONAL,
                                 INC., AS GUARANTOR

                                 By:   /s/ BRIAN P. HAKE
                                       ------------------------------
                                       Brian P. Hake
                                       Its


                                 LASALLE ADVISORS CAPITAL
                                 MANAGEMENT, INC., AS GUARANTOR

                                 By:   /s/ BRIAN P. HAKE
                                       ------------------------------
                                       Brian P. Hake
                                       Its


                                 LASALLE PARTNERS MANAGEMENT
                                 SERVICES, INC., AS GUARANTOR

                                 By:   /s/ WILLIAM E. SULLIVAN
                                       ------------------------------
                                       William E. Sullivan
                                       Its


                                 LASALLE PARTNERS CORPORATE &
                                 FINANCIAL SERVICES, INC., AS
                                 GUARANTOR

                                 By:   /s/ WILLIAM E. SULLIVAN
                                       ------------------------------
                                       William E. Sullivan
                                       Its

Accepted and Agreed to as of the day and year last above written.


Address and Amount of Commitments:

Address: HARRIS TRUST AND SAVINGS BANK, in its individual capacity as a Bank and as Agent
     111 West Monroe Street
     Chicago, Illinois  60690
     Attn.:  Scott Geik

Telecopy:  (312) 461-2591        By:   /s/ SCOTT F. GEIK
Telephone:  (312) 461-2801             ------------------------------
                                       Scott F. Geik
                                       Its   Vice President
     Commitment:  $35,000,000

Lending Offices:

Domestic Rate Loans:
     111 West Monroe Street
     Chicago, Illinois  60690
     Attn.:  Scott Geik

Eurocurrency Loans:
     111 West Monroe Street
     Chicago, Illinois  60690
     Attn.:  Scott Geik

                                 LASALLE NATIONAL BANK
Address:

     135 South LaSalle Street    By:   /s/ JAMES TURNER
     Chicago, Illinois 60603           ------------------------------
     Attn.:  James Turner              James Turner
                                       Its   First Vice President

Telecopy:  (312) 904-6021
Telephone:  (312) 904-7103

   Commitment:  $35,000,000

Lending Offices:

Domestic Rate Loans:

     135 South LaSalle Street
     Chicago, Illinois 60603
     Attn:  James Turner

Eurocurrency Loans:
     135 South LaSalle Street
     Chicago, Illinois 60603
     Attn:  James Turner

                                 THE FIRST NATIONAL BANK OF CHICAGO
Address:
     One First National Plaza,   By:   /s/ LYNN BRAUN
     Suite 0151                        ------------------------------
     Chicago, Illinois 60670           Lynn Braun
     Attn:  Lynn Braun                 Its   Corporate Banking Officer

Telecopy:  (312) 732-1117
Telephone:  (312) 732-3827

   Commitment:  $30,000,000


Lending Offices:

Domestic Rate Loans:

     One First National Plaza,
     Suite 0151
     Chicago, Illinois 60670
     Attn:  Lynn Braun

Eurocurrency Loans:

     One First National Plaza,
     Suite 0151
     Chicago, Illinois 60670
     Attn:  Lynn Braun

                                 BANK OF AMERICA NATIONAL TRUST
                                 AND SAVINGS ASSOCIATION

Address:                         By:   /s/ CHRISTINE TIERNEY
                                       ------------------------------
     231 South LaSalle Street          Christine Tierney
     Chicago, Illinois 60697           Its   Senior Vice President
     Attn.:  Christine Tierney

Telecopy:  (312) 828-1974
Telephone:  (312) 828-6316


   Commitment:  $20,000,000


Lending Offices:

Domestic Rate Loans:

     231 South LaSalle Street
     Chicago, Illinois 60697
     Attn.:  Christine Tierney

Eurocurrency Loans:
     231 South LaSalle Street
     Chicago, Illinois 60697
     Attn.:  Christine Tierney

                                 THE CHASE MANHATTAN BANK
Address:
     380 Madison Avenue          By:   /s/ CHARLES E. HOAGLAND
     10th Floor                        --------------------------
     New York, New York 10017          Charles Hoagland
     Attn.:  Charles Hoagland          Its   Vice President

Telecopy:  (312) 622-3395
Telephone:  (312) 622-3369


   Commitment:  $20,000,000


Lending Offices:

Domestic Rate Loans:

     380 Madison Avenue, 10th Floor
     New York, New York 10017
     Attn.:  Charles Hoagland

Eurocurrency Loans:

     380 Madison Avenue, 10th Floor
     New York, New York 10017
     Attn.:  Charles Hoagland

                                 STAR BANK, N.A.
Address:

     425 Walnut Street, 8th FloorBy:   /s/ MARK WHITSON
     Cincinnati, Ohio 45202            ------------------------------
     Attn.:  Mark Whitson              Mark Whitson
                                       Its   Vice President
Telecopy:  (513) 632-2068
Telephone:  (513) 632-2013


   Commitment:  $10,000,000


Lending Offices:

Domestic Rate Loans:

     425 Walnut Street, 8th Floor
     Cincinnati, Ohio 45202
     Attn.:  Mark Whitson

Eurocurrency Loans:

     425 Walnut Street, 8th Floor
     Cincinnati, Ohio 45202
     Attn.:  Mark Whitson